Filed Pursuant to Rule 424(b)(5)

Registration No. 333-260076

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED NOVEMBER 4, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 15, 2021)

$

% Fixed-to-Floating Rate Subordinated Notes Due 2031

We are offering $               aggregate principal amount of               % Fixed-to-Floating Rate Subordinated Notes due 2031 (the “subordinated notes”). The subordinated notes will mature on               , 2031. From and including the date of original issuance to, but excluding,               or the date of early redemption, the subordinated notes will bear interest at a fixed rate of               % per annum, payable semiannually in arrears on               and               of each year, commencing on               . From and including               to, but excluding,               or the date of early redemption, the subordinated notes will bear interest at a floating rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR (as defined herein)) plus a spread of               basis points, payable quarterly in arrears on               ,               ,               and               of each year, commencing on               . Notwithstanding the foregoing, if the benchmark rate is less than zero, then the benchmark rate shall be deemed to be zero.

We may, at our option, redeem the subordinated notes (i) in whole or in part beginning with the interest payment date of               , and on any interest payment date thereafter or (ii) in whole but not in part upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or Amalgamated Financial Corp.’s becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”). The redemption price for any redemption is 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any early redemption of the subordinated notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to the extent then required under applicable laws or regulations, including capital regulations.

There is no sinking fund for the subordinated notes. The subordinated notes will rank junior to all of our existing and future Senior Indebtedness (as defined herein). In addition, the subordinated notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The subordinated notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our bank subsidiary, Amalgamated Bank. The subordinated notes will be obligations of Amalgamated Financial Corp. only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

We do not intend to apply for listing of the subordinated notes on any national securities exchange or seek their inclusion on any automated dealer quotation system. Currently, there is no public market for the subordinated notes.

	Per Subordinated Note		Total
Public offering price(1)		%	$
Underwriting discount(2)		%	$
Proceeds to us, before expenses		%	$

(1)	Plus accrued interest, if any, from the original issue date.
(2)	See “Underwriting” beginning on page S-48 of this prospectus supplement for details.

The underwriters expect to deliver the subordinated notes in book-entry only form on or about                , 2021, which is the                business day following the date of pricing the subordinated notes (such settlement being referred to as “T+            ”). See “Underwriting” beginning on page S-48 of this prospectus supplement for details.

Investing in the subordinated notes involves certain risks, including that the interest rate on the subordinated notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR. Please see “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 3 of the accompanying prospectus as well as those risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and carefully consider that information before investing in the subordinated notes.

The subordinated notes are not savings accounts, deposits or other obligations of Amalgamated Bank. The subordinated notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”), or any other government agency or public or private insurer. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the FDIC, the Federal Reserve Board or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Co-Manager
Loop Capital Markets
The date of this prospectus supplement is November , 2021

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

We have not, and the underwriters have not, authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus and any sale of the subordinated notes. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.

The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, including the subordinated notes offered hereby, common stock, preferred stock, depositary shares, warrants, rights, purchase contracts, units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus filed by us with the SEC related to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Certain Documents by Reference” on page S-iv of this prospectus supplement and “Where You Can Find More Information” on page 39 of the accompanying prospectus.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in the subordinated notes.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of the subordinated notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

On March 1, 2021, Amalgamated Financial Corp. (the “Company”) completed its holding company reorganization and acquired all of the outstanding stock of Amalgamated Bank (the “Bank”). In this prospectus supplement, unless the context indicates otherwise, references to “we,” “us,” “our,” “the Company” and “Amalgamated” refer to the Company and the Bank on a consolidated basis. However, if the discussion relates to a period before the Effective Date, the terms refer only to the Bank.

S-ii

Additionally, in this prospectus supplement, unless the context indicates otherwise, references to “AIC” refer to Amalgamated Investments Company, and its subsidiaries on a consolidated basis, and references to “ABOC” refer only to Amalgamated Bank of Chicago. Additionally, in this prospectus supplement, unless the context indicates otherwise, references to the “Mergers” collectively refers to the merger involving the Company and AIC and the merger involving the Bank and ABOC. See “Summary – Recent Developments – Mergers” for more information.

S-iii

EXTENDED SETTLEMENT

We expect that delivery of the subordinated notes will be made against payment therefor on or about               , 2021, which will be the                business day following the date of pricing of the subordinated notes, or “T+           .” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the subordinated notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the subordinated notes initially settle in T+           , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the subordinated notes who wish to trade the subordinated notes prior to their date of delivery hereunder should consult their advisors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. Information that we file with the SEC after the date of this prospectus supplement will be deemed to automatically modify and supersede the information included or incorporated by reference in this prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information.

We incorporate by reference the documents listed below and any documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the date that the offering of the subordinated notes offered by means of this prospectus supplement is completed or terminated (other than, in each case, documents, portions of documents, exhibits and other information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2021 (to the extent specifically incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed with the SEC on May 5, 2021 and August 6, 2021; and
•	our Current Reports on Form 8-K filed on January 14, 2021, February 2, 2021, February 3, 2021, March 1, 2021, March 22, 2021, April 13, 2021, April 14, 2021, April 22, 2021, April 28, 2021, May 11, 2021, May 26, 2021, July 21, 2021, July 29, 2021, August 5, 2021, September 22, 2021, October 14, 2021 and October 28, 2021.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following:

Amalgamated Financial Corp.

Attn: Corporate Secretary

275 Seventh Avenue

New York, New York 10001

Telephone: (212) 255-6200

We maintain an Internet website at www.amalgamatedbank.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus supplement.

S-iv

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are not statements of historical or current fact nor are they assurances of future performance and generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “anticipate,” “intend,” “could,” “should,” “would,” “believe,” “project,” “plan,” “goal,” “target,” “potential,” “pro-forma,” “seek,” “contemplate,” “expect,” “estimate,” “continue,” “project,” “anticipated,” “modeled” or “forecasted” or the negative thereof as well as other similar words and expressions of the future. These forward-looking statements include statements related to (i) our plans, objectives, strategies, projected growth, anticipated future financial performance (including underlying assumptions), and management’s long-term performance goals, (ii) the anticipated effects or consequences of various transactions or events on our results of operations and financial condition, including, but not limited to, statements regarding the outlook and expectations of the Company with respect to the Mergers, the strategic and financial benefits of the Mergers, including the expected impact of the Mergers on the combined company’s scale, deposit franchise, growth and future financial performance, and the timing of the closing of the Mergers and (iii) our future performance, operations, products and services.

Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict as to timing, extent, likelihood and degree of occurrence, which could cause our actual results to differ materially from those anticipated in or by such statements. Potential risks and uncertainties include, but are not limited to, the following:

•	our ability to maintain our reputation;

•	our ability to attract customers based on shared values or mission alignment;

•	inaccuracy of the assumptions and estimates we make and policies that we implement in establishing our allowance for loan losses, including future changes in the allowance for loan losses resulting from the future adoption and implementation of the Current Expected Credit Loss (“CECL”) methodology;

•	potential deterioration in the financial condition of borrowers resulting in significant increases in loan losses, provisions for those losses that exceed our current allowance for loan losses and higher loan charge-offs;

•	time and effort necessary to resolve nonperforming assets;

•	any matter that could cause us to conclude that there was impairment of any asset, including intangible assets;

•	limitations on our ability to declare and pay dividends;

•	the availability of and access to capital, and our ability to allocate capital prudently, effectively and profitably;

•	restrictions or conditions imposed by our regulators on our operations or the operations of banks we acquire may make it more difficult for us to achieve our goals;

•	legislative or regulatory changes, including changes in tax laws, accounting standards and compliance requirements, whether of general applicability or specific to us and our subsidiaries;

•	the costs, effects and outcomes of litigation, regulatory proceedings, examinations, investigations, or similar matters, or adverse facts and developments related thereto;

•	our ability to attract and retain key personnel considering, among other things, competition for experienced employees and executives in the banking industry;

S-v

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors and those vendors performing a service on our behalf;

•	cybersecurity risks and the vulnerability of our network and online banking portals, and the systems of parties with whom we contract, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches that could adversely affect or disrupt our business and financial performance or reputation;

•	the continuing impact of COVID-19 and its variants, on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers;

•	the composition of our loan portfolio, including any concentration in industries or sectors that may experience unanticipated or anticipated adverse conditions greater than other industries or sectors in the national or local economies in which we operate;

•	general economic conditions may be less favorable than expected, which could result in, among other things, fluctuations in the values of our assets and liabilities and off-balance sheet exposures, a deterioration in credit quality, a reduction in demand for credit, and a decline in real estate values;

•	the general decline in the real estate and lending markets, particularly in our market areas, including the effects of the enactment of or changes to rent-control and other similar regulations on multi-family housing;

•	continuation of historically low interest rates may reduce net interest margins and/or the volumes or values of the loans made or held as well as the value of other financial assets;

•	our lack of geographic diversification and any unanticipated or greater than anticipated adverse conditions (including the possibility of earthquakes, wildfires, and other natural disasters) affecting the markets in which we operate;

•	economic, governmental or other factors may affect the projected population, residential and commercial growth in the markets in which we operate;

•	war or terrorist activities causing further deterioration in the economy or causing instability in credit markets;

•	our ability to achieve organic loan and deposit growth and the composition of such growth;

•	our ability to identify and effectively acquire potential acquisition or merger targets, including our ability to be seen as an acquirer of choice and our ability to obtain regulatory approval for any acquisition or merger and thereafter to successfully integrate any acquisition or merger target;

•	competitive pressures among depository and other financial institutions, including non-bank financial technology providers, and our ability to attract customers from other financial institutions;

•	the failure of Amalgamated and/or AIC to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Mergers);

•	the failure of Amalgamated and/or AIC to satisfy any of the other closing conditions to the Mergers on a timely basis or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

S-vi

•	the possibility that the anticipated benefits of the Mergers, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Amalgamated and AIC do business, or as a result of other unexpected factors or events;

•	the impact of purchase accounting with respect to the Mergers, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Mergers;

•	the outcome of any legal proceedings that may be instituted against Amalgamated and/or AIC in connection with the Mergers;

•	the integration of the businesses and operations of Amalgamated and/or AIC after the Mergers, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to the existing businesses of Amalgamated and/or AIC;

•	business disruptions following the Mergers;

•	other factors that may affect future results of the combined company including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; changes in general economic conditions, including due to the COVID-19 pandemic; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

We caution readers that the foregoing list of factors is not exclusive, is not necessarily in order of importance and readers should not place undue reliance on any forward-looking statements, which should be read in conjunction with the other cautionary statements that are included elsewhere in and incorporated by reference into this prospectus supplement. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements may be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC and available at the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and we do not intend to and, except as required by law, disclaim any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, unless required to do so under the federal securities laws.

S-vii

SUMMARY

This summary highlights certain material information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you when deciding whether to invest in the subordinated notes. Therefore, you should carefully read this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, in their entirety before investing. You should pay special attention to the information in (i)the sections entitled “Risk Factors” and “Special subordinated note Regarding Forward-Looking Statements” of this prospectus supplement and the accompanying prospectus, (ii) the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and (iii) our consolidated financial statements and the accompanying notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

Amalgamated Financial Corp.

We are a bank holding company organized in 2020 and headquartered in New York, New York. We are incorporated in Delaware as a public benefit corporation. We serve as the bank holding company for Amalgamated Bank, which began operations in 1923.

Our commercial banking and trust businesses are national in scope, and we also offer a full range of products and services to both commercial and retail customers through our branches in our primary geographic markets, which include the metropolitan areas in New York City, Washington, D.C., Boston, and San Francisco. We are a full-service commercial bank offering a broad range of deposit products, trust and investment management services, and lending services. We generate relationship deposits from our values-based commercial clients and consumer customers. We further develop new and existing relationships through our trust, custody, and investment management services, which generate fee income, and we also offer investment, brokerage, asset management, and insurance products to our retail customers through a third-party broker dealer. Because our target customer base has historically had limited credit needs, we generate a significant amount of excess liquidity from these relationships, which we, in turn, deploy through a conservative asset allocation strategy to achieve attractive risk-adjusted returns.

As of June 30, 2021, our total assets were $6.6 billion, total net loans were $3.1 billion, and total deposits were $5.9 billion. Additionally, as of June 30, 2021, our trust business held $39.2 billion in assets under custody and $16.6 billion in assets under management.

Our principal executive offices are located at 275 Seventh Avenue, New York, NY 10001. Our telephone number is (212) 255-6200.

Recent Developments

Mergers

On September 21, 2021, the Company and Amalgamated Merger Subsidiary, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with AIC. The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into AIC, with AIC continuing as the surviving corporation (the “Merger”). Immediately following the Merger, AIC will merge with and into the Company, with the Company continuing as the surviving corporation (the “Second Step Merger”). Immediately following the Second Step Merger, ABOC, a wholly-owned subsidiary of AIC, will merge with and into the Bank, with the Bank continuing as the surviving bank (the “Bank Merger,” and, together with the Merger and the Second Step Merger, the “Mergers”).

Subject to the terms and conditions of the Merger Agreement, in the Merger, the Company will acquire all of AIC’s outstanding shares of Class A common stock in an all-cash transaction, for a purchase price of up to $98.1 million, which includes an earnout of up to $1.1 million based on achievement of the earnout performance measures outlined in the Merger Agreement.

The Mergers remain subject to regulatory approvals and other customary closing conditions.

S-1

Financial Results for the Quarter Ended September 30, 2021

On October 28, 2021, we announced financial results for the third quarter ended September 30, 2021, which included the information set forth below. The preliminary financial results presented below are not a comprehensive statement of our financial performance for the quarter ended September 30, 2021. When our Form 10-Q for the quarter ended September 30, 2021 is filed with the SEC, it will contain additional disclosure and any adjustments necessary, in the opinion of management, for a fair presentation of such information. Our Form 10-Q for the quarter ended September 30, 2021 will not be available until after this offering is completed and may differ from the preliminary information presented below, and such differences may be material.

Results of Operations (Three Months Ended September 30, 2021)

•	Net income was $14.4 million, or $0.46 per diluted share
•	Net interest income was $43.4 million
•	Net interest margin was 2.70%
•	Provision for loan losses totaled a recovery of $2.3 million
•	Non-interest income was $6.7 million
•	Non-interest expense was $33.0 million
•	Provision for income tax expense was $4.9 million

Results of Operations (Nine Months Ended September 30, 2021)

•	Net income was $37.0 million
•	Net interest income was $127.2 million
•	Provision for loan losses totaled a recovery of $3.9 million
•	Non-interest income was $16.0 million
•	Non-interest expense was $97.2 million
•	Income tax expense was $12.9 million
•	Effective tax rate was 25.8%

Financial Condition (At September 30, 2021)

•	Total assets were $6.9 billion
•	Total loans, net were $3.1 billion
•	Total deposits were $6.2 billion
•	Nonperforming assets totaled $67.8 million
•	Allowance for loan losses were $35.9 million
•	Ratio of allowance to total loans was 1.15%

S-2

Capital (At September 30, 2021)

•	Common Equity Tier 1 Capital Ratio was 13.98%
•	Total Risk-Based Capital Ratio was 14.99%
•	Tier-1 Leverage Capital Ratio was 7.85%
•	Tier-1 risk-based Capital Ratio was 13.98%
•	Stockholders’ equity was $556.4 million

Selected Performance Metrics

•	Net interest margin was 2.70% and 2.77% for the three and nine months ended September 30, 2021, respectively
•	Efficiency ratio was 65.95% and 67.87% for the three and nine months ended September 30, 2021, respectively

Our preliminary estimated results contained in this prospectus supplement have been prepared in good faith by, and are the responsibility of, management based upon our internal reporting for the three months and the nine months ended September 30, 2021. Crowe LLP, our independent registered public accounting firm, has not audited, reviewed, or performed any procedures with respect to the following preliminary financial results. Accordingly, Crowe LLP does not express an opinion or any other form of assurance with respect thereto.

S-3

THE OFFERING

The following summary contains basic information about the subordinated notes and is not complete. It does not contain all the information that may be important to you. For a more complete understanding of the subordinated notes, you should read the section of this prospectus supplement entitled “Description of the Subordinated Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	Amalgamated Financial Corp.
Securities offered	$ aggregate principal amount of % fixed-to-floating rate subordinated notes due 2031
Maturity date	The subordinated notes will mature on , 2031 (the “Maturity Date”).

Issue Date	, 2021

Interest

Fixed rate period: A fixed rate per annum of               %. Floating rate period: A floating per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus               basis points for each quarterly interest period during the floating rate period; provided, however, that if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Subordinated Notes”).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of the Subordinated Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Subordinated Notes — Effect of Benchmark Transition Event,” which are referred to herein as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the subordinated notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the subordinated notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under Description of the Subordinated Notes) plus               basis points.

We will act as initial calculation agent.

Interest Payment Dates	Fixed rate period: and of each year, commencing on . The last interest payment date for the fixed rate period will be . Floating rate period: , , , and of each year, commencing on .

Record Dates	Interest on the subordinated notes will be payable to the holder of record as of the close of business on and (whether or not a business day), as applicable, immediately preceding the applicable interest payment date through , 2026. Thereafter, through the Maturity Date or earlier redemption date, interest on the subordinate notes will be payable to the holder of record as of the close of business on , , , and of each year (whether or not a business day), as applicable, immediately preceding the applicable interest payment date.

S-4

Day Count Convention	Fixed rate period: 360-day year consisting of twelve 30-day months. Floating rate period: 360-day year and the actual number of days elapsed.

No Guarantee

The subordinated notes will not be guaranteed by any of our subsidiaries. As a result, the subordinated notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking and Subordination.”

Ranking and Subordination

The subordinated notes offered by this prospectus supplement will be issued by us under an Indenture between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to be dated as of the issue date (the “Base Indenture”), as supplemented by a First Supplemental Indenture between the Company and the Trustee, to be dated as of the issue date (the “First Supplemental Indenture”). We refer to the Base Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture.” The subordinated notes will be our unsecured, subordinated obligations and:

•     will rank junior in right of payment and upon our liquidation to any of our existing and all of our future Senior Indebtedness, all as described under “Description of the Subordinated Notes”;

•     will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the subordinated notes;

•     will rank senior in right of payment and upon our liquidation to any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the subordinated notes; and

•     will be effectively subordinated to any of our existing and all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to any of the existing and all of the future indebtedness of our subsidiaries, including without limitation Amalgamated Bank’s depositors, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

As of June 30, 2021, on a consolidated basis, our outstanding debt and deposits totaled approximately $5.9 billion, the entire amount of which was comprised of deposits. In addition, as of June 30, 2021, we had no indebtedness that would rank senior to the subordinated notes, no indebtedness that would rank pari passu to the subordinated notes, and no indebtedness that would rank subordinate to the subordinated notes. The subordinated notes will, however, be structurally subordinated to our deposits. The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Form and Denomination	The subordinated notes will be offered in book-entry form only through the facilities of The Depository Trust Company (with its successors, “DTC”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

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Optional Redemption	We may, at our option, beginning with the interest payment date of , 2026 and on any interest payment date thereafter, redeem the subordinated notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the subordinated notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

Special Redemption	We may also redeem the subordinated notes at any time prior to their maturity, including prior to , in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, if: (1) we receive an opinion from independent tax counsel to the effect that as a result of an amendment or change (including any announced prospective amendment or change) in law, an administrative or judicial action is announced or taken or there is an amendment to or change in any official position with respect to, or interpretation of, an administrative or judicial action or a law or regulation that differs from the previously generally accepted position or interpretation, in each case that, as a result of which, there is more than an insubstantial risk that interest payable by us on the subordinated notes is not, or within 90 days of the date of such opinion, will not be deductible by us, in whole or in part, for U.S. federal income tax purposes; (2) a subsequent event occurs that, as a result of which, there is more than an insubstantial risk that we would not be entitled to treat the subordinated notes as Tier 2 capital for regulatory capital purposes; or (3) we are required to register as an investment company under the Investment Company Act of 1940, as amended. In each case, the redemption would be at a redemption price equal to 100% of the principal amount of the subordinated notes plus any accrued and unpaid interest to, but excluding, the redemption date. For more information, see “Description of the Subordinated Notes — Redemption.”

Sinking Fund	There is no sinking fund for the subordinated notes.

Future Issuances	The subordinated notes will initially be limited to an aggregate principal amount of $ . We may, from time to time, without notice to or consent of the holders of the subordinated notes, issue additional subordinated notes in the future with the same terms as the subordinated notes, except for the issue date, the offering price and the first interest payment date, and such additional subordinated notes may be consolidated with the subordinated notes issued in this offering and form a single series, provided that, if any such additional subordinated notes are not fungible with the subordinated notes for U.S. federal income tax purposes, such additional subordinated notes will have a separate CUSIP or other identifying number.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ , after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, including for funding the cash consideration to be paid in the Company’s acquisition of AIC and for ongoing working capital needs. See “Use of Proceeds.”

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Listing	The subordinated notes will not be listed on any securities exchange or quoted on any quotation system. Currently, there is no market for the subordinated notes, and there is no assurance that any public market for the subordinated notes will develop.

ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see “Certain ERISA Considerations.”

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations of purchasing, owning and disposing of the subordinated notes, see “Material U.S. Federal Income Tax Considerations.”

Governing Law	The subordinated notes and the Indenture will be governed by the laws of the State of New York.

Trustee	U.S. Bank National Association

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the subordinated notes.
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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain selected historical consolidated financial data of the Company as of and for the six months ended June 30, 2021 and 2020, and at and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016. The s selected historical consolidated financial data of the Company as of and for the six months ended June 30, 2021 and 2020 has been derived from our unaudited financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial data of the Company as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 has been derived from our audited financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial data of the Company as of December 31, 2018, 2017 and 2016 and for the years ended December 31, 2017 and 2016 has been derived from our audited financial statements not included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

	For the Six Months Ended June 30, (Unaudited)		For the Year Ended December 31, (Audited)
(Dollars in thousands)	2021	2020	2020	2019	2018	2017	2016
Selected Operating Data
Interest income	$86,839	$95,750	$190,495	$185,954	$163,964	$139,058	$126,653
Interest expense	3,003	6,623	10,479	19,317	14,219	17,761	23,300
Net interest income	83,836	89,127	180,016	166,637	149,745	121,297	103,353
Provision for (recovery of) loan losses	(1,579)	16,808	24,791	3,837	(260)	6,672	7,557
Net interest income after provision for loan losses	85,415	72,319	155,225	162,800	150,005	114,625	95,796
Non-interest income	9,326	17,789	40,604	29,201	28,318	27,370	31,790
Non-interest expense	64,189	63,339	133,886	127,827	128,003	122,274	116,890
Income before income taxes	30,552	26,769	61,943	64,174	50,320	19,721	10,696
Provision for income taxes	7,955	6,850	15,755	16,972	5,666	13,613	137
Net income	$22,597	$19,919	$46,188	$47,202	$44,654	$6,108	$10,559

	As of June 30, (Unaudited)		As of December 31, (Audited)
(Dollars in thousands)	2021	2020	2020	2019	2018	2017	2016
Selected Financial Data
Total Assets	$6,556,272	$6,470,344	$5,978,631	$5,325,338	$4,685,489	$4,041,162	$4,042,499
Total cash and cash equivalents	547,445	587,961	38,769	122,538	80,845	116,459	140,635
Investment securities	2,449,552	1,945,673	2,034,311	1,517,474	1,179,251	952,960	1,183,820
Total net loans	3,145,679	3,637,982	3,458,484	3,438,767	3,210,636	2,779,913	2,509,085
Bank-owned life insurance	106,197	80,694	105,888	80,714	79,149	72,960	71,267
Total deposits	5,909,992	5,870,319	5,338,711	4,640,982	4,105,306	3,233,108	3,009,458
Borrowed funds	—	—	—	75,000	92,875	402,605	638,870
Total common stockholders’ equity	$548,078	$503,568	$535,688	$490,410	$439,237	$337,234	$334,276
Total stockholders’ equity	$548,211	$503,702	$535,821	$490,544	$439,371	$344,068	$341,110

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	For the Six Months Ended June 30, (Unaudited)		For the Year Ended December 31, (Audited)
(Dollars in thousands, except per share data)	2021	2020	2020	2019	2018	2017	2016
Selected Financial Ratios and Other Data(1)
Earnings
Basic	$0.73	$0.64	$1.48	$1.49	$1.47	$0.21	$0.38
Diluted	0.72	0.64	1.48	1.47	1.46	0.21	0.38
Book value per common share (excluding minority interest)	17.64	16.22	17.25	15.56	13.82	12.26	12.15
Common shares outstanding	31,074	31,050	31,050	31,523	31,772	28,061	28,061
Weighted average common shares outstanding, basic	31,109	31,217	31,133	31,733	30,369	28,061	27,860
Weighted average common shares, outstanding diluted	31,545	31,345	31,229	32,205	30,633	28,061	27,860
_______________________
(1) December 31, 2017 balances effected for stock split that occurred on July 27, 2018.

Selected Performance Metrics
Return on average assets	0.72%	0.70%	0.76%	0.96%	1.01%	0.15%	0.27%
Return on average equity	8.36%	8.10%	9.07%	10.03%	11.38%	1.74%	3.02%
Average equity to average assets	8.63%	8.61%	8.50%	9.53%	8.89%	8.68%	9.00%
Loan yield	3.83%	4.05%	4.03%	4.27%	4.27%	4.17%	4.19%
Securities yield	2.17%	2.91%	2.53%	3.36%	3.01%	2.50%	2.30%
Deposit cost	0.11%	0.26%	0.19%	0.35%	0.26%	0.24%	0.23%
Net interest margin	2.80%	3.27%	3.11%	3.55%	3.56%	3.15%	2.79%
Efficiency ratio	68.90%	59.24%	60.69%	65.27%	71.89%	82.25%	86.49%

Asset Quality Ratios
Nonaccrual loans to total loans	1.64%	1.24%	1.75%	0.90%	0.74%	0.70%	1.47%
Nonperforming assets to total assets	1.08%	1.15%	1.38%	1.25%	1.27%	2.20%	2.03%
Allowance for loan losses to nonaccrual loans	73.20%	109.49%	68%	109%	156%	183%	96%
Allowance for loan losses to total loans	1.20%	1.36%	1.19%	0.98%	1.15%	1.28%	1.40%
Annualized net charge-offs (recoveries) to average loans	0.12%	0.04%	0.48%	0.22%	(0.05%)	0.24%	0.23%

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RISK FACTORS

An investment in the subordinated notes involves certain risks. You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In particular, you should carefully consider, among other things, the risk factors discussed below as well as in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. Our assets, business, cash flows, financial condition, liquidity, prospects and/or results of operations could be materially adversely affected by any of these risks. Additionally, the price of the subordinated notes could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The prospectus supplement is qualified in its entirety by those risk factors.

Risk Factors Related to Our Business

Please refer to “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which includes a discussion of certain risks related to our existing business and which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” on page S-iv of this prospectus supplement and “Where You Can Find More Information” on page 39 of the accompanying prospectus.

Risk Factors Related to the Subordinated Notes

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of the SOFR, when we refer to SOFR-linked subordinated notes, we mean the subordinated notes at any time when the interest rate on the subordinated notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein.

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FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

The amount of interest payable on the subordinated notes will vary on and after                ..

As the interest rate of the subordinated notes will be calculated based on SOFR from                to, but excluding, the maturity date or earlier redemption date and SOFR is a floating rate, the interest rate on the subordinated notes will vary on and after                . During this period, the subordinated notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of              basis points; provided, that in the event the Benchmark rate is less than zero, then the Benchmark rate shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate subordinated notes.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked subordinated notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked subordinated notes and the trading prices for the SOFR-linked subordinated notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked subordinated notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked subordinated notes, which may adversely affect the trading prices of the SOFR-linked subordinated notes. In addition, the interest rate on the SOFR-linked subordinated notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked subordinated notes during the floating rate period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked subordinated notes at a rate equal to the spread of % per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the return on, value of and market for the SOFR-linked subordinated notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve Board and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no

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assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked subordinated notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked subordinated notes.

Any market for the SOFR-linked subordinated notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked subordinated notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked subordinated notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked subordinated notes, the trading price of the SOFR-linked subordinated notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked subordinated notes at all or may not be able to sell the SOFR-linked subordinated notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked subordinated notes.

The interest rate for the subordinated notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the subordinated notes, the interest rate on the subordinated notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR (“Three-Month Term SOFR”). Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the subordinated notes. If, at the commencement of the floating rate period for the subordinated notes, the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the subordinated notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

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Under the terms of the subordinated notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the subordinated notes, which are defined in the terms of the subordinated notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period. The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the subordinated notes during the floating rate period, which could adversely affect the return on, value of and market for the subordinated notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the subordinated notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the subordinated notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the subordinated notes and the trading prices for the subordinated notes.

Under the benchmark transition provisions of the subordinated notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA, or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the subordinated notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the subordinated notes during the floating rate period, which could adversely affect the return on, value of and market for the subordinated notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The Indenture governing the subordinated notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries are restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the Indenture governing the terms of the subordinated notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the subordinated notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the Indenture governing the subordinated notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities including our regular quarterly dividend and share repurchases pursuant to our previously announced share repurchase program.

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In addition, there are no financial covenants in the Indenture governing the subordinated notes. Except as expressly provided in the Indenture, you are not protected under the Indenture governing the subordinated notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you. See “Description of the Subordinated Notes — Consolidation, Merger and Sale of Assets.”

Because the subordinated notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve Board, to the extent that such approval is then required, we may redeem the subordinated notes at our option in whole but not in part beginning with the interest payment date of                , and on any interest payment date thereafter. In addition, at any time at which any subordinated notes remain outstanding, subject to the prior approval of the Federal Reserve Board, to the extent that such approval is then required, we may redeem the subordinated notes in whole but not in part upon the occurrence of (i) a “Tier 2 Capital Event,” (ii) a “Tax Event” or (iii) if we are required to register as an investment company pursuant to the 1940 Act. In the event that we redeem the subordinated notes, holders of the subordinated notes will receive only the principal amount of the subordinated notes plus any accrued and unpaid interest to, but excluding, the redemption date. If any redemption occurs, holders of the subordinated notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the subordinated notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the subordinated notes. See “Description of the Subordinated Notes—Redemption.”

Investors should not expect us to redeem the subordinated notes on or after the date on which they become redeemable at our option. Under Federal Reserve Board regulations, unless the Federal Reserve Board authorizes us in writing to do otherwise, we may not redeem the subordinated notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve Board that, following redemption, we will continue to hold capital commensurate with our risk.

If we are in default on our obligations to pay our Senior Indebtedness, we will not be able to make payments on the subordinated notes.

Payment of the principal of, premium, if any, and interest on subordinated notes is junior in right of payment to the prior payment in full of all of our Senior Indebtedness, which includes the following:

•	all indebtedness and obligations of, or guaranteed or assumed by, Amalgamated Financial Corp. that are (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, or (c) deferred obligations for the payment of the purchase price of property or assets;

•	obligations of Amalgamated Financial Corp. that are similar to those in the immediately preceding clause and arise from off-balance sheet guarantees and direct credit substitutes;

•	all obligations of Amalgamated Financial Corp. associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements; and

•	all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations described in any of the three preceding clauses.

If we default on payments under any of the foregoing obligations that are senior to the subordinated notes, or if any of these senior obligations are accelerated or any judicial proceeding with respect to a default is pending, we will not be able to make payments on the subordinated notes, unless we cure the default. If we liquidate, go bankrupt or dissolve, we would be able to pay under the subordinated notes only after we have paid in full all of our liabilities that are senior to the subordinated notes. At June 30, 2021, Amalgamated Financial Corp. had no Senior Indebtedness outstanding. The Indenture does not limit the amount of Senior Indebtedness that we may incur. For more information on the subordination of payments under the subordinated notes, see “Description of the Subordinated Notes—Subordination.”

S-14

The subordinated notes are structurally subordinated to all indebtedness of our subsidiaries and creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

The subordinated notes are not obligations of, or guaranteed by, any of our subsidiaries including the Bank or any third party. As a result, our right and the rights of our creditors, including holders of the subordinated notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. In the event of any such distribution of assets of the Bank, the claims of depositors and other general or subordinated creditors of such subsidiary would be entitled to priority over the claims of ours or holders of the subordinated notes. Accordingly, the subordinated notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. Obligations of the Bank include any long-term debt of the Bank, the Bank’s substantial obligations with respect to deposit liabilities and federal funds purchased, other short-term borrowings and various other financial obligations. As of June 30, 2021, on a consolidated basis, our outstanding debt and deposits totaled approximately $5.9 billion, the entire amount of which was comprised of deposits. In addition, as of June 30, 2021, we had no indebtedness that would rank senior to the subordinated notes, no indebtedness that would rank pari passu to the subordinated notes, and no indebtedness that would rank subordinate to the subordinated notes. The subordinated notes will, however, be structurally subordinated to our deposits.

We are a holding company, and banking laws and regulations could limit our access to funds from the Bank with the result that we may not have access to sufficient cash to make payments on the subordinated notes.

As a holding company, our principal source of funds to service our debt, including the subordinated notes, is dividends from our subsidiaries. For the three and six months ended June 30, 2021, our total interest expense was $1.4 million and $3.0 million, respectively.

The OCC regulates and, in some cases, must approve the amounts the Bank pays as dividends to us. Currently, the Bank does not have sufficient dividend-paying capacity to declare and pay such dividends to us without obtaining prior approval from the OCC under applicable regulations, which requires prior approval if a cash dividend would exceed the sum of current period net income and retained earnings from the past two years, after deducting dividends previously declared (among other amounts). Further, the Bank’s ability to pay dividends can be restricted or eliminated if the Bank does not meet the capital conservation buffer requirement or for other supervisory reasons. If the Bank is unable to pay dividends to the holding company, then we may not be able to service our debt, including the subordinated notes. Our inability to service our debt and pay our other obligations could have a material adverse impact on our financial condition and the value of your investment in our securities.

In addition, federal bank regulatory agencies have the authority to prohibit the Bank from engaging in unsafe or unsound practices in conducting their business. The payment of dividends or other transfers of funds to us, depending on the financial condition of the Bank, could be deemed an unsafe or unsound practice.

Dividend payments from the Bank would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if the Bank is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, the Bank is subject to restrictions under federal law that limit its ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by the Bank with us are limited to 10% of the Bank’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of the Bank’s capital stock and surplus. At June 30, 2021, a maximum of approximately $160.7 million was available to us from the Bank pursuant to these limitations. Moreover, loans and extensions of credit by our bank subsidiary to its affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank in an amount sufficient to pay interest on or principal of the subordinated notes.

S-15

We may not be able to use the net proceeds from this offering to acquire AIC.

As described under “Use of Proceeds,” we intend to use the net proceeds of this offering for general corporate purposes, including for funding the cash consideration to be paid in the Company’s acquisition of AIC and for ongoing working capital needs. The acquisition of AIC is subject to a variety of factors and customary closing conditions, which will require the approval of federal and state banking regulators. In the event that any of these closing conditions cannot be met, or regulatory approval is not obtained, the Company’s acquisition of AIC may not be successful. Pending such use of the net proceeds, we may invest the proceeds in, among other things, highly liquid short-term securities.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the subordinated notes.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness, including Senior Indebtedness, in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the subordinated notes, including:

•	limiting our ability to satisfy our obligations with respect to the subordinated notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the financial services industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The Indenture does not limit the incurrence of additional indebtedness by us, including secured indebtedness, which would be effectively senior to the subordinated notes to the extent of the value of the collateral securing such indebtedness.

Payments on the subordinated notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the subordinated notes.

Federal and state banking regulations limit dividends from our bank subsidiary to us. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. In addition, the Bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but must receive the approval of the DFPI if the total of all dividends declared by the Bank in a calendar year would exceed the lesser of the Bank’s retained earnings or the Bank’s net profits for that year combined with its retained net profits for the preceding three years less prior dividends paid. The Bank had retained earnings of $233.1 million as of June 30, 2021.

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In addition, federal bank regulatory agencies have the authority to prohibit the Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends or other transfers of funds to us, depending on the financial condition of the Bank, could be deemed an unsafe or unsound practice.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from our bank subsidiary and our other subsidiaries in an amount sufficient to pay interest on or principal of the subordinated notes.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the subordinated notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the subordinated notes, or to fund our other liquidity needs.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the subordinated notes.

As a bank holding company, our ability to pay the principal of, and interest on, the subordinated notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the subordinated notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the subordinated notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including, without limitation, the guarantee of its capital plans if it is undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the subordinated notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the subordinated notes at the maturity of the subordinated notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the subordinated notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the subordinated notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or the Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the subordinated notes, or in the performance of any of our other obligations under the subordinated notes or the Indenture governing the subordinated notes. Our regulators can, if we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent our payment of interest or principal on the subordinated notes and any dividends on our capital stock, but such limits will not permit acceleration of the subordinated notes. See “Description of the Subordinated Notes — Events of Default; Limitation on Suits.”

The limited covenants relating to the subordinated notes do not protect you.

The covenants in the Indenture governing the subordinated notes are limited. In addition, the subordinated notes and the Indenture do not limit our or our subsidiaries’ ability to further issue additional subordinated notes, including additional notes of the same series as the subordinated notes, or to incur additional debt. As a result, the

S-17

terms of the Indenture do not protect you in the event of an adverse change in our financial condition or results of operations, and you should not consider the terms of the Indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the subordinated notes.

There may be no active market for the subordinated notes.

The subordinated notes are a new issuance of securities with no established trading market. We do not intend to apply for listing of the subordinated notes on any national securities exchange or seek their inclusion on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the subordinated notes. However, they are under no obligation to do so and may discontinue any market making activities at any time without any notice. A liquid or active trading market for the subordinated notes may not develop. If an active trading market for the subordinated notes does not develop, the market price and liquidity of the subordinated notes may be adversely affected. If the subordinated notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

If a trading market for the subordinated notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the subordinated notes and the market price of the subordinated notes.

Many factors could affect the trading market for, and the trading value of, the subordinated notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the subordinated notes; the time remaining to the maturity of the subordinated notes; the ranking of the subordinated notes; the redemption features of the subordinated notes; the outstanding amount of subordinated notes with terms identical to the subordinated notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the subordinated notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; continued developments related to the COVID-19 pandemic or the governmental responses to the pandemic; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the subordinated notes.

The subordinated notes are not insured or guaranteed by the FDIC.

The subordinated notes are not savings accounts, deposits or other obligations of the Bank and are not insured or guaranteed by the FDIC, or any other governmental agency or public or private insurer.

Our published credit ratings may not reflect all risks of an investment in the subordinated notes.

The published credit ratings of us or our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the subordinated notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the subordinated notes, but rather reflect only the view of each rating agency at the time the rating is issued. The published credit ratings assigned to the subordinated notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the subordinated notes.

Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the subordinated notes and the suitability of investing in the subordinated notes in light of your particular circumstances.

S-18

A downgrade in our credit ratings could have a material adverse impact on us.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our credit ratings could also increase our borrowing costs and limit access to the capital markets.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and the market value of our other securities, including the subordinated notes, and could limit our access to or increase our cost of capital.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the subordinated notes.

The calculation agent will determine the interest rate during the floating rate period. We will act as the initial calculation agent for the subordinated notes. Any exercise of discretion by us under the terms of the subordinated notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the subordinated notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the subordinated notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.

The subordinated notes may be issued with original issue discount for U.S. federal income tax purposes.

The subordinated notes may be issued with original issue discount for U.S. federal income tax purposes. In such case, holders subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, generally would be required to include any amounts representing original issue discount in gross income (as ordinary income) as the original issue discount accrues on a constant yield to maturity basis, in advance of the receipt of cash payments to which such income is attributable. See “Material U.S. Federal Income Tax Considerations.”

Risks Related to the Mergers

The Company may fail to realize the anticipated benefits of the Mergers.

The Company and AIC have operated and, until the completion of the Mergers, will continue to operate, independently. The success of the Mergers, including anticipated benefits and cost savings, will depend upon, among other things, the Company’s ability to combine the businesses of the Company and AIC in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of the Company or AIC nor result in decreased revenues due to any loss of customers. It is possible that the integration process could result in the disruption of the Company’s or AIC’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of the Company or AIC to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the Mergers.

If the Company is not able to successfully achieve these objectives, the anticipated benefits of the Mergers may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving company’s business, financial condition, operating results and prospects.

S-19

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the Mergers can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse development in any party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The Company does not believe that the Mergers should raise significant regulatory concerns and that the parties will be able to obtain all requisite regulatory approvals in a timely manner. However, regulators may conditions, terms, obligations or restrictions in connection with granting regulatory approvals and such conditions, terms, obligations or restrictions may have the effect of delaying the completion of the Mergers, imposing additional material costs on or materially limiting the revenues of the combined company following the Mergers or otherwise reduce the anticipated benefits of the Mergers if the Mergers were consummated successfully within the expected timeframe. In addition, any such conditions, terms, obligations or restrictions could result in the delay or abandonment of the Mergers. Additionally, the completion of the Mergers is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the Mergers.

If the Mergers are not completed, the Company will have incurred substantial expenses without realizing the expected benefits of the Mergers.

The Company has incurred and will incur substantial expenses in connection with the negotiation and completion of the Mergers. There can be no assurance that the Mergers will close in a timely manner or at all. If the Mergers are not completed, the Company would have to recognize these expenses without realizing the expected benefits of the Mergers.

Termination of the Merger Agreement could negatively impact the Company.

If the Merger Agreement is terminated, there may be various consequences. For example, the Company’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Mergers, without realizing any of the anticipated benefits of completing the Mergers.

Lawsuits that may be filed against Amalgamated and/or AIC could result in an injunction preventing the completion of the Mergers or a judgment resulting in the payment of damages.

Plaintiffs may file lawsuits against Amalgamated, AIC and/or the directors and officers of either company in connection with the Mergers. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the Mergers and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Mergers are completed may adversely affect the Company’s business, financial condition, results of operations, prospects and cash flows.

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USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $               after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including for funding the cash consideration to be paid in the Company’s acquisition of AIC and for ongoing working capital needs. Pending such use of the net proceeds, we may invest the proceeds in, among other things, highly liquid short-term securities.

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CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2021 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of $               million aggregate principal amount of subordinated notes offered hereby, after deducting the underwriting discount and our estimated offering expenses. You should read this table in conjunction with the more detailed information, including our consolidated financial statements and the accompanying notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2021 ($ in thousands)
	Actual	As Adjusted
Liabilities
Deposits	$5,909,992		$5,909,992
Operating leases	51,165		51,165
% Fixed-to-Floating Subordinated Notes Due 2031	—
Other liabilities	46,904		46,904
Total liabilities	$6,008,061	$

Stockholders’ Equity
Common stock, par value $0.01 per share (70,000,000 shares authorized; 31,073,669 and 31,049,525 shares issued and outstanding, respectively)	311		311
Additional paid-in capital	297,283		297,283
Retained earnings	234,769		234,769
Accumulated other comprehensive income (loss), net of income taxes	15,715		15,715
Total Amalgamated Financial Corp. stockholders’ equity	548,078		548,078
Noncontrolling interests	133		133
Total stockholders’ equity	548,211		548,211
Total liabilities and stockholders’ equity	$6,556,272	$
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CONSOLIDATED CAPITAL RATIOS

The following table sets forth our consolidated regulatory capital ratios as of June 30, 2021 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of $               million aggregate principal amount of subordinated notes offered hereby, after deducting the underwriting discount and our estimated offering expenses.

	As of June 30, 2021 ($ in thousands)
	Actual	As Adjusted

Tier 1 leverage capital ratio	7.93%		%
Tier 1 risk-based capital ratio	13.63%		%
Total risk-based capital ratio	14.68%		%
Common equity tier 1 capital ratio	13.63%	13.63%
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DESCRIPTION OF THE SUBORDINATED NOTES

We will issue the subordinated notes under the Base Indenture, as supplemented by the First Supplemental Indenture. You may request a copy of the Indenture from us as described under “Where You Can Find More Information.” We have summarized the material terms of the Indenture and the subordinated notes below, but the summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Indenture and the subordinated notes. The following description of the terms of the Indenture and the subordinated notes supplements and, to the extent inconsistent therewith, replaces and supersedes the description of the general terms and provisions of the subordinated debt securities in the accompanying prospectus.

You should read the Indenture and the subordinated notes because they, and not this description, define your rights as holders of the subordinated notes. For purposes of this section, references to “the Company,” “we,” “us” and “our” include only Amalgamated and not any of its subsidiaries.

General

The subordinated notes will be unsecured, subordinated obligations of the Company and will mature on               , 2031 unless redeemed prior to such date in accordance with the provisions set forth below under “—Redemption.” The subordinated notes will be issued and may be transferred only in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof.

Unless previously redeemed prior to maturity, we will repay the subordinated notes at 100% of their principal amount, together with accrued and unpaid interest thereon to, but excluding, the Maturity Date, at their maturity. We will pay principal of and interest on the subordinated notes in U.S. dollars.

The subordinated notes will constitute our unsecured debt obligations and will rank equally among themselves, will rank senior to any of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the subordinated notes, and will rank junior in right of payment to any of our future senior indebtedness as described below in “—Subordination of the Subordinated Notes.” No sinking fund will exist for the subordinated notes, and no sinking fund payments will be made with respect to the subordinated notes. The subordinated notes will not be convertible into or exchangeable for any other securities or property. Except as described below under “—Clearance and Settlement,” the subordinated notes will be issued only in book-entry form and will be represented by one or more global notes registered in the name of Cede & Co., as the nominee of DTC. See “—Clearance and Settlement” below.

The subordinated notes offered hereby will be issued under the Indenture. We may, from time to time, without notice to, or the consent of, the holders of the subordinated notes, issue additional subordinated notes ranking equally with the subordinated notes and identical to the subordinated notes previously issued in all respects (except for the issue date, the offering price, the payment of interest accruing prior to the issue date of such additional subordinated notes and the first payment of interest following the issue date of such additional subordinated notes) in order that such additional subordinated notes may be consolidated and form a single series with the subordinated notes and have the same terms as to status, redemption or otherwise as the subordinated notes. However, any additional notes of the series of which the subordinated notes are a part that are issued and are not fungible with the outstanding subordinated notes of such series for U.S. federal income tax purposes will be issued under one or more separate CUSIP numbers and ISIN numbers. No limit exists on the aggregate principal amount of the subordinated notes of this series that we may issue in the future.

The Indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by our subsidiaries, including Amalgamated Bank. The Indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios, as a general matter or in order to incur additional indebtedness or obligations, or to maintain any reserves. Moreover, neither the Indenture nor the subordinated notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the subordinated notes, to repurchase our stock or other securities, including any of the subordinated notes, or to pay dividends or make other distributions to our stockholders. In addition, neither the Indenture nor

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the subordinated notes contain any provision that would provide protection to the holders of the subordinated notes against a sudden and dramatic decline in our credit quality, including resulting from a merger, takeover, recapitalization or similar restructuring or other events involving us or our subsidiaries that may adversely affect our credit quality.

The subordinated notes are not deposits in Amalgamated Bank and are not insured or guaranteed by the FDIC or any other government agency or instrumentality. The subordinated notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, Amalgamated Bank or any of our other subsidiaries or affiliates.

No recourse will be available for the payment of principal of or interest on any subordinated note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, stockholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity, it being expressly understood that all such liability is waived and released as a condition of, and as a consideration for, the execution of the First Supplemental Indenture and the issuance of the subordinated notes.

Interest

Payment of the full principal amount of the subordinated notes will be due on               , 2031 (the “Maturity Date”), unless the subordinated notes are redeemed prior to the Maturity Date.

Fixed Rate Period

From and including the date of issuance to, but excluding,                , 2026 (unless redeemed prior to such date as contemplated below under “—Redemption”), which we refer to as the “fixed rate period,” the subordinated notes will bear interest at a rate of                % per year. During the fixed rate period, interest on the subordinated notes will accrue from and including                , 2021, and will be payable semiannually in arrears on                and                of each year during the fixed rate period, each a “fixed period interest payment date,” commencing on                , 2022. During the fixed rate period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The interest payable on the subordinated notes on any fixed period interest payment date will, except as noted below, be paid to the person in whose name the subordinated notes are registered at the close of business on                or                (whether or not a business day (as defined below)), as applicable, immediately preceding the fixed period interest payment date. If any fixed period interest payment date for the subordinated notes or the date for the payment of principal for the subordinated notes occurring during the fixed rate period falls on a day that is not a business day, the Company will postpone the interest or principal payment to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due, and the holders of the subordinated notes will not be entitled to any further interest, principal or other payments with respect to such postponements.

Floating Rate Period

From and including                , 2026 to, but excluding, the Maturity Date (unless redeemed prior to such date as contemplated below under “—Redemption,”), which we refer to as the “floating rate period,” the subordinated notes will bear interest at a floating rate per year equal to the Benchmark (which is expected to be Three-Month Term SOFR), plus                basis points. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark will be deemed to be zero.

During the floating rate period, interest on the subordinated notes will accrue from and including               , 2026 and will be payable quarterly in arrears on                ,                ,                and                of each year (each a “floating period interest payment date” and, together with any fixed period interest payment date, an “Interest Payment Date”), commencing on                , 2026, and interest will be computed on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

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For the purpose of calculating the interest on the subordinated notes for each floating rate interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. When we use the term “floating rate interest period,” we mean the period from and including the immediately preceding floating period interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the applicable floating period interest payment date or Maturity Date or date of earlier redemption, if applicable (except that the first floating rate interest period will commence on               , 2026). See “Calculation Agent.”

The following definitions apply to the foregoing definition of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the calculation agent determines on or prior to the Reference Time for any floating rate interest period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such floating rate interest period and any subsequent floating rate interest periods.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“FRBNY’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or any successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “floating rate interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each floating rate interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

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The terms “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Replacement,” “Benchmark Replacement Adjustment,” and “Benchmark Transition Event” have the meanings set forth under the heading “—Effect of Benchmark Transition Event” below.

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the benchmark used to calculate the interest rate on the subordinated notes for each floating rate interest period. In accordance with the benchmark transition provisions, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any floating rate interest period during the floating rate period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the subordinated notes during such floating rate interest period and the remainder of the floating rate period.

Absent manifest error, the calculation agent’s determination of the interest rate for a floating rate interest period for the subordinated notes will be binding and conclusive on you, us (if we are not also the calculation agent) and the Trustee. The Trustee will have no duty to confirm or verify any such calculation. By its acquisition of the subordinated notes, each holder of subordinated notes (including, for the avoidance of doubt, each beneficial owner) will acknowledge, accept, consent to and agree to be bound by our and the calculation agent’s determination of the interest rate for each floating rate interest period, including our and its determination of any Benchmark Replacement Conforming Changes, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, and Benchmark Transition Event, including as may occur without any prior notice from us or the calculation agent and without the need for us or it to obtain any further consent from any holder. The calculation agent’s determination of any interest rate, and its calculation of interest payments, for any floating rate interest period, will be maintained on file at the calculation agent’s principal offices and will be made available to any holder of the subordinated notes upon request, and the calculation agent will provide the Company and the Trustee with written notice of the interest rate in effect on the subordinated notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the subordinated notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.

When we use the term “business day,” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions or trust companies in the City of New York, New York or any place of payment are authorized or obligated by law, regulation, or executive order to close or remain closed.

If any floating period interest payment date or the Maturity Date for the subordinated notes falls on a day that is not a business day, the Company will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day (and, with respect to the Maturity Date, no additional interest will accrue on the amount payable for the period from and after the Maturity Date), unless, with respect to a floating period interest payment date only, such day falls in the next calendar month, in which case the floating period interest payment date will instead be the immediately preceding day that is a business day, and interest will accrue to, but excluding, such floating period interest payment date as so adjusted.

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The interest payable on the subordinated notes on any floating period interest payment date, subject to certain exceptions, will be paid to the person in whose name the subordinated notes are registered at the close of business on               ,                ,                and                (whether or not a business day), as applicable, immediately preceding the floating period interest payment date. Payments will include interest accrued to, but excluding, the relevant floating period interest payment date. However, interest that the Company pays on the Maturity Date will be paid to the person to whom the principal will be payable.

Principal and interest on the subordinated notes will be payable by wire transfer in immediately available funds in U.S. dollars at an office or agency of the Company maintained for such purpose, which will initially be the corporate trust office of the Trustee.

Subordination of the Subordinated Notes

Our obligation to make any payment on account of the principal of, or interest on, the subordinated notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness.

“Senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to the Company, on, or substantially similar payments we make in respect of the following categories of debt, whether that debt is outstanding on the date of execution of the first supplemental indenture or thereafter incurred, created or assumed:

•	our indebtedness evidenced by notes, debentures, or bonds or other securities issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered, including by means of the base prospectus and one or more prospectus supplements;

•	our indebtedness for money borrowed or represented by purchase-money obligations, as defined below;

•	our indebtedness to general creditors;

•	our obligations as lessee under leases of property, whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

•	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures that is included in our consolidated financial statements;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•	obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements and swap and nonswap forward agreements;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the clauses above.

However, “senior indebtedness” excludes:

•	any indebtedness, obligation or liability referred to in the definition of senior indebtedness above as to which, in the instrument creating, governing or evidencing that indebtedness, obligation or liability, it is expressly provided that such indebtedness, obligation or liability is not senior in right of payment to, is junior in right of payment to, or ranks equally in right of payment with, other specified types of indebtedness, obligations and liabilities of the Company, which other specified types of indebtedness, obligations and liabilities of the Company include the subordinated notes;

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•	any indebtedness, obligation or liability that is subordinated to other of our indebtedness, obligations or liabilities to substantially the same extent as or to a greater extent than the subordinated notes are subordinated;

•	all obligations to trade creditors created or assumed by the Company in the ordinary course of business; and

•	the subordinated notes and any other securities issued pursuant to the Indenture and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

As used above, the term “purchase-money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Indebtedness” in the Indenture will have the meaning as described in that rule or interpretation.

In accordance with the subordination provisions of the Indenture and the subordinated notes, we are permitted to make payments of accrued and unpaid interest on the subordinated notes on the Interest Payment Dates and at maturity and to pay the principal of the subordinated notes at maturity unless:

•	we are subject to any insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities; or

•	a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness has occurred that is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness or would occur as a result of a payment of principal of, or premium, if any, or interest on, the subordinated notes being made and that event of default would permit the holders of any senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived and otherwise ceased to exist.

In the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the subordinated notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the subordinated notes and any of our other indebtedness and obligations ranking equally in right of payment with the subordinated notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the subordinated notes and such other of our indebtedness and obligations that rank equally in right of payment with the subordinated notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the subordinated notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the subordinated notes and such other indebtedness and obligations.

In the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, if the holders of the subordinated notes receive for any reason any payment on the subordinated notes or other distributions of our assets with respect to the subordinated notes before all of our senior indebtedness is paid in full, the holders of the subordinated notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

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By reason of the above subordination in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the subordinated notes may receive less, ratably, than our other creditors.

We may incur other indebtedness and obligations, the terms of which may provide that such indebtedness ranks either equally with or junior in right of payment to the subordinated notes or promissory notes, bonds, debentures and other evidences of indebtedness of a type that includes the subordinated notes. As discussed above, in the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, the indebtedness and obligations ranking equally with the subordinated notes will participate ratably in any of our assets remaining after the payment in full of all of our senior indebtedness. In such circumstances, our indebtedness and other obligations junior in right of payment to the subordinated notes will not be entitled to receive any payments until the subordinated notes and all of our indebtedness and obligations ranking equally in right of payment to the subordinated notes have been paid in full.

All liabilities of Amalgamated Bank, including deposits, and our other subsidiaries, including each subsidiary’s liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the subordinated notes to the extent of the assets of such subsidiary because, as a stockholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the subordinated notes, we will need to rely primarily on dividends paid to us by Amalgamated Bank, which is a regulated financial institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the subordinated notes at their maturity, we may rely on the funds we receive from dividends paid to us by our subsidiaries, but will likely have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the subordinated notes.

Regulatory rules may restrict Amalgamated Bank’s ability to pay dividends or make other distributions to us or to provide funds to us by other means. As a result of the foregoing, with respect to the assets of each of our subsidiaries, our creditors (including the holders of the subordinated notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, including the depositors of Amalgamated Bank, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

As discussed above, neither the subordinated notes nor the Indenture contains any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the subordinated notes that we, Amalgamated Bank or any of our other subsidiaries may incur. Any indebtedness and liabilities of Amalgamated Bank or our other subsidiaries is not a part of our senior indebtedness. The subordinated notes will be effectively subordinate to all of the existing and future indebtedness and liabilities, including deposit liabilities, of our subsidiaries, including Amalgamated Bank. As of June 30, 2021, on a consolidated basis, our outstanding debt and deposits totaled approximately $5.9 billion, the entire amount of which was comprised of deposits. In addition, as of June 30, 2021, we had no indebtedness that would rank senior to the subordinated notes, no indebtedness that would rank pari passu to the subordinated notes, and no indebtedness that would rank subordinate to the subordinated notes. The subordinated notes will, however, be structurally subordinated to our deposits. The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Redemption

We may redeem the subordinated notes, at our sole option, beginning with the Interest Payment Date of                , 2026 and on any Interest Payment Date thereafter, in whole or in part, at a redemption price equal to 100% of the principal amount of the subordinated notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is then required under the rules of the Federal Reserve. If we elect to redeem the subordinated notes, we will be required to notify the Trustee of the aggregate principal amount of subordinated notes to be redeemed and the redemption date. Any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the

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applicable notice of redemption. If fewer than all of the subordinated notes are to be redeemed, the selection of subordinated notes to be redeemed will occur in accordance with the rules of DTC (or, in the case of any certificated subordinated notes, by lot, on a pro rata basis or in such other manner the Trustee deems fair and appropriate unless otherwise required by law). The subordinated notes are not subject to repayment at the option of the holders. The subordinated notes may not otherwise be redeemed by us prior to the scheduled maturity of the subordinated notes, except we may, at our sole option, redeem the subordinated notes at any time before the scheduled maturity of the subordinated notes in whole, but not in part, upon or after the occurrence of any of the following:

(1)	a “Tax Event,” which is defined in the Indenture to mean the receipt by us of an opinion from independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law, treaty, statute or code, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”), (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the subordinated notes, in each case, occurring or becoming publicly known on or after the date of original issuance of the subordinated notes, resulting in more than an insubstantial increase in the risk that the interest paid by us on the subordinated notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(2)	a “Tier 2 Capital Event,” which is defined in the Indenture to mean the receipt by us of an opinion from independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the subordinated notes, the subordinated notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

(3)	our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any such redemption of the subordinated notes will be at a redemption price equal to 100% of the principal amount of the subordinated notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. Notwithstanding the foregoing, installments of interest on any subordinated notes that are due and payable on Interest Payment Dates falling on or prior to the applicable date of redemption will be payable on such Interest Payment Dates to the registered holders at the close of business on the relevant record dates in accordance with the subordinated notes and the Indenture. Any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption. Any redemption of the subordinated notes would require prior approval of the Federal Reserve, to the extent that such approval is then required under the rules of the Federal Reserve.

Our election to redeem any of the subordinated notes will be provided to the Trustee at least three business days prior to the requested date of delivery (or such shorter period as is satisfactory to the Trustee). In the case of any redemption, at least 15 days but no more than 60 days before the redemption date, the Company will send in accordance with the applicable procedures of the depositary (with a copy to the Trustee), or if the subordinated

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notes are not then global securities the Company will mail, or cause to be mailed, a notice of redemption by first-class mail to each holder of subordinated notes to be redeemed at such holder’s registered address appearing on the register (with a copy to the Trustee).

The Subordinated Notes Are Intended to Qualify as Tier 2 Capital

We intend to treat the subordinated notes as Tier 2 capital under the capital adequacy rules established by the Federal Reserve for bank holding companies, as the same may be amended or supplemented from time to time. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the subordinated notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior indebtedness;

•	not contain provisions permitting the holders of the subordinated notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution;

•	only be callable after a minimum of five years following issuance, except upon certain special events, and, in any case, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve; and

•	unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed or repurchased unless they are replaced with an equivalent amount of other Tier 2 capital instruments or we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Events of Default; Limitation on Suits

Under the Indenture, an event of default will occur if we fail to pay accrued and unpaid interest on the subordinated notes and any notes of the same series offered in the future and such failure continues for 90 days, we fail to pay principal of any notes of that series when due, whether at maturity or upon redemption, or upon our default in the performance, or breach, of any other covenant or warranty contained in the Indenture, other than a covenant added to the Indenture solely for the benefit of any other series of subordinated debt securities issued under the Indenture, and such default continues for 90 days after written notice as provided in the Indenture. In addition, an event of default will occur upon the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law, including Chapter 7 (liquidation) or Chapter 11 (reorganization) of the U.S. Bankruptcy Code, as now or hereafter in effect, and such decree or order continues unstayed and in effect for a period of 60 consecutive days or if we commence a voluntary case under any applicable bankruptcy, insolvency or reorganization law, including under Chapter 7 (liquidation) or Chapter 11 (reorganization) of the U.S. Bankruptcy Code, as now or hereafter in effect, each of which events of default we refer to as an “insolvency event of default.”

Neither the Trustee nor the holders of the subordinated notes will have the right to accelerate the maturity of the subordinated notes in the case of our failure to pay the principal of, or interest on, the subordinated notes or our nonperformance of any other covenant or warranty under the subordinated notes or the Indenture. Nevertheless, during the continuation of such an event of default under the subordinated notes, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of subordinated notes to regularly scheduled payments of interest and the payment of principal at the scheduled maturity of the

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subordinated notes, as well as the performance of any covenant or agreement in the Indenture. Any such rights to receive payment of such amounts under the subordinated notes remain subject to the subordination provisions of the subordinated notes as discussed above under “—Subordination of the subordinated notes.”

If an insolvency event of default occurs and is continuing, the principal amount and accrued and unpaid interest on the subordinated notes will become immediately due and payable, without the need for any action on the part of the holders of the subordinated notes or the Trustee, subject to the broad equity powers of a federal bankruptcy court and the determination by that court of the nature and status of the payment claims of the holders of the subordinated notes. At any time after acceleration with respect to the subordinated notes has occurred, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of outstanding subordinated notes of the series of our subordinated notes which the subordinated notes are a part and other affected series of securities issued under the Indenture, voting as one class, may waive all defaults and rescind and annul any acceleration occurring as to any and all securities of such series, including the subordinated notes, but only if (1) we have paid or deposited with the Trustee a sum of money sufficient (a) to pay to the holders of the outstanding securities of all affected series of securities established under the Indenture, including the subordinated notes, (i) all overdue installments of any interest that have become due otherwise than by such declaration of acceleration, (ii) the principal of and any premium that have become due otherwise than by such declaration of acceleration and, to the extent permitted by applicable law, interest thereon at the rate of interest borne by these securities and (iii) to the extent permitted by applicable law, interest upon installments of any interest, if any, that have become due otherwise than by such declaration of acceleration at the rate of interest borne by these securities and (b) to pay all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee; and (2) all events of default with respect to the subordinated notes other than the nonpayment of the principal of, or any premium and interest on, the subordinated notes that will have become due solely by such acceleration, will have been cured or waived as provided in the Indenture. Even in the event of an acceleration of the maturity of the subordinated notes upon the occurrence of an insolvency event, the rights of the holders of the subordinated notes to receive payment of the principal of, and accrued and unpaid interest on, the subordinated notes remain subject to the subordination provisions of the subordinated notes as discussed above under “—Subordination of the subordinated notes.”

The Indenture provides that, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of subordinated notes unless such holders will have offered to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities that may be incurred by it in complying with such request or direction. Subject to certain provisions in the Indenture, the holders of a majority in principal amount of the subordinated notes outstanding from time to time will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the subordinated notes.

Legal Defeasance and Covenant Defeasance

The subordinated notes will not be subject to defeasance or covenant defeasance.

Satisfaction and Discharge

We may discharge our obligations under the Indenture and the subordinated notes (except for certain surviving rights of the Trustee and our obligations in connection therewith) if: (a) all outstanding subordinated notes and all other outstanding notes issued under the Indenture (i) have been delivered for cancellation, or (ii) (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice and redemption by the Trustee (and in each case, we have irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding subordinated notes and any other sums due on the stated maturity date or redemption date, as the case may be); (b) we have paid all other sums payable by us under the Indenture; and (c) we have delivered an officers’ certificate and opinion of counsel confirming that all conditions precedent with respect to the satisfaction and discharge of the Indenture have been satisfied.

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Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease all or substantially all of its properties and assets to us, unless:

•	we are the surviving person or the successor person (if not us), is a corporation organized and validly existing under the laws of any United States domestic jurisdiction and expressly assumes, by a supplemental indenture, our obligations on the subordinated notes and under the Indenture;

•	immediately after giving effect to such transaction, and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the effective date of such transaction, no default or event of default under the Indenture will have occurred and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the Trustee, including an officers’ certificate and opinion of counsel each stating that such proposed transaction and any supplemental indenture comply with the Indenture.

Further Issues

If no event of default has occurred and is continuing with respect to the subordinated notes, we may, from time to time, without notice to or the consent of the holders of the subordinated notes, create and issue additional notes ranking equally with the subordinated notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such additional notes) in order that such additional notes may be consolidated and form a single series with the subordinated notes and have the same terms as to status, redemption or otherwise as the subordinated notes, subject to the procedures of the DTC; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the subordinated notes for U.S. federal income tax purposes.

The Trustee may conclusively rely upon officers’ certificates, opinions or other documents furnished to it under the Indenture and will have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee will have no responsibility for monitoring Amalgamated’s compliance with any of its covenants under the Indenture.

Effect of Benchmark Transition Event

If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any floating rate interest period during the floating rate period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the subordinated notes during such floating rate interest period and all subsequent floating rate interest periods. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (i) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR will be determined), then “Benchmark Replacement”

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means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(4)	the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including, without limitation, changes to the definition of “floating rate interest period,” timing and frequency of determining rates with respect to each floating rate interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

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For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)	if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment and the spread specified above.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the calculation agent for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

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“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth under the heading “—Floating Rate Period” above.

Determinations and Decisions

The calculation agent is expressly authorized to make certain determinations, decisions, and elections under the terms of the subordinated notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision, or election that may be made by us or by the calculation agent under the terms of the subordinated notes, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the subordinated notes, us (if we are not also the calculation agent) and the Trustee absent manifest error;

•	if made by us as calculation agent, will be made in our sole discretion;

•	if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision, or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, will become effective without consent from the holders of the subordinated notes or the Trustee or any other person.

If the calculation agent fails to make any determination, decision, or election that it is required to make under the terms of the applicable subordinated notes, then we will make such determination, decision, or election on the same basis as described above. The indenture provides that the Trustee will have no liability relating to any delay caused by the calculation agent’s failure to timely or appropriately determine the rate of interest borne by the subordinated notes.

Modification of the Indenture

Article 10 of the Base Indenture will apply to the subordinated notes. In addition, without the consent of any holders of subordinated notes, the Company and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to implement in accordance with the terms herein any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).

Calculation Agent

We will appoint a calculation agent for the subordinated notes prior to the commencement of the floating rate period. We will act as the initial calculation agent.

Clearance and Settlement

DTC or any successor depositary will act as securities depositary for the subordinated notes. The subordinated notes will be issued initially in the form of one or more fully registered global notes (each such global note, a “global note”), registered in the name of DTC or its nominee and deposited with DTC or its

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designated custodian or such other depositary as any officer of the Company may designate. No holder of any beneficial interest in any global note held on its behalf by a depositary will have any rights under the indenture with respect to such global note, and such depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the owner of such global note for all purposes whatsoever. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their subordinated notes while the subordinated notes are held by a depositary. Investors may elect to hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the subordinated notes, so long as global notes represent the corresponding securities.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the subordinated notes, as such, the paying agent for the subordinated notes will forward payments to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the subordinated notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not result in any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the subordinated notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the subordinated notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time

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to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the subordinated notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the subordinated notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the subordinated notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global note representing the subordinated notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of that global note and all subordinated notes represented by that global note for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to in the accompanying prospectus, owners of beneficial interests in the global note:

•	will not be entitled to have such global note or the subordinated notes represented by that global note registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests; and

•	will not be considered to be owners or holders of that global note or any subordinated notes represented by that global note for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, payments of principal of, and interest on, the subordinated notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the subordinated notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments of principal of, or interest on, the subordinated notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the subordinated notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or

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indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global note among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the Company nor the Trustee nor any agent for either of them will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC or the standby instructions or customary procedures of the participants.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the subordinated notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the subordinated notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Trustee

U.S. Bank National Association will act as Trustee under the Indenture. The Trustee has all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the subordinated notes, unless the holders have offered to the Trustee security or indemnity satisfactory to the Trustee. From time to time, we, and one or more of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with U.S. Bank National Association in the ordinary course of business. Additionally, we may maintain banking relationships with U.S. Bank National Association and its affiliates in the ordinary course of business.

Governing Law

The subordinated notes and the Indenture pursuant to which such notes will be issued are governed by, and will be construed in accordance with, the laws of the State of New York.

Notices

Notwithstanding any other provision of the Indenture or any subordinated note, where the Indenture or any subordinated note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a subordinated note (whether by mail or otherwise), such notice will be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the ownership and disposition of the subordinated notes we are offering in this prospectus supplement. This discussion does not purport to be a complete analysis of all the potential tax considerations applicable to the ownership or disposition of such subordinated notes. This discussion is limited to holders who acquire the subordinated notes pursuant to this offering at their original “issue price” (generally, the first price at which a substantial amount of the subordinated notes are sold for cash to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and will hold the subordinated notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this section, and we cannot assure you that the IRS will agree with such statements and conclusions or that the IRS will not assert, or a court would not sustain, a challenge to one or more of the tax consequences described below.

This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be relevant to holders subject to special rules under the U.S. federal income tax laws, such as:

•	a partnership or other pass-through entity for U.S. federal income tax purposes or an investor in such an entity,

•	a dealer in securities,

•	a broker, dealer, or trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a life insurance company,

•	a regulated investment company,

•	a tax-exempt organization,

•	a person that owns subordinated notes that are a hedge or that are hedged against interest rate risks,

•	person that owns subordinated notes as part of a straddle or conversion transaction for tax purposes,

•	a qualified retirement plan, individual retirement account, or other deferred compensation arrangement,

•	a person subject to special tax accounting rules as a result of any item of gross income with respect to the subordinated notes being taken into account in an applicable financial statement (as defined in Section 451 of the Code),

•	a controlled foreign corporation, passive foreign investment company or regulated investment company or a stockholder of such an entity,

•	a governmental entity,

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•	a person that purchases or sells subordinated notes as part of a wash sale for tax purposes, or

•	a U.S. holder whose functional currency is other than the U.S. dollar.

In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences, U.S. federal income tax consequences arising under the Medicare contribution tax on net investment income, or consequences under the tax laws of any state, local or non-U.S. jurisdiction. You should consult with your own tax advisor as to the particular tax consequences to you of the ownership and disposition of the subordinated notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purpose holds the subordinated notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the subordinated notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the subordinated notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE SUBORDINATED NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE SUBORDINATED NOTES ACQUIRED PURSUANT TO THIS OFFERING.

General

Based on the interest rate characteristics of the subordinated notes, we intend to treat the subordinated notes as “variable rate debt instruments” for U.S. federal income tax purposes and this balance of this discussion assumes that this characterization will be correct.

Under Treasury regulations applicable to variable rate debt instruments, in order to determine the amount of original issue discount (“OID”), if any, in respect of the subordinated notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the subordinated notes, except that it provides for fixed rate substitutes in lieu of the actual rates on the subordinated notes. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the subordinated note, and (ii) second, each QFR (including the QFR determined under clause (i) above) is converted to a fixed rate substitute (which, in each case, will generally be the value of each QFR as of the issue date). Under applicable Treasury regulations, the equivalent fixed rate debt instrument generally will be treated as providing for qualified stated interest (“QSI”) at a rate equal to the lowest rate of interest in effect at any time under the equivalent fixed rate debt instrument, and any interest under the equivalent fixed rate debt instrument in excess of QSI generally will be treated as part of the stated redemption price at maturity and, therefore, give rise to OID. Based on the application of these rules to the subordinated notes and the expected pricing terms of the subordinated notes, it is anticipated, and the remainder of this discussion assumes, that either the issue price of the subordinated notes will equal the stated redemption price at maturity of the subordinated notes or the subordinated notes will be issued with no more than a de minimis amount of OID for U.S. federal income tax purposes.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a subordinated note and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.,

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state therein or the District of Columbia,

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•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of Interest. You will be taxed on interest on your subordinated note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for U.S. federal income tax purposes.

Sale, Retirement or other Taxable Disposition of the Subordinated Notes. You generally will recognize gain or loss on the sale, retirement or other taxable disposition of your subordinated note in an amount equal to the difference between the amount you realize on the sale, retirement or disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your subordinated note. Your tax basis in your subordinated note generally will be its cost. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the subordinated notes at the time of such disposition exceeds one year. Long-term capital gain of non-corporate U.S. Holders generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. Holder if you are a beneficial owner of subordinated notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

Payments of interest. Subject to the discussions below under “Backup Withholding and Information reporting” and “Foreign Account Tax Compliance Act (FATCA),” payments of interest on the subordinated notes to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax under the “portfolio interest exemption,” provided that:

•	such payments are not effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	the Non-U.S. Holder is not a bank receiving certain types of interest; and

•	either (1) the beneficial owner of the subordinated notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a “United States person” (as defined in the Code), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the subordinated notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the applicable withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest on a subordinated note made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30%, unless the beneficial owner of the subordinated note timely provides a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

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•	IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the Non-U.S. Holder in the United States).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a U.S. trade or business of the beneficial owner (and, if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% with respect to effectively connected earnings (or at such lower rate as provided by an applicable income tax treaty).

Sale, Retirement or Other Taxable Disposition. Subject to the discussions below under “Backup Withholding and Information reporting” and “Foreign Account Tax Compliance Act (FATCA),” and except with respect to accrued and unpaid interest, which may be treated as described above under “—Non-U.S. Holders— Payments of interest”, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized by such Non-U.S. Holder upon the sale, retirement or other taxable disposition of a Note unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base of the Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a United States person (and a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such gain (net of certain U.S. source capital losses, if any) generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of interest and principal on, and the proceeds of the sale, exchange, redemption or other taxable disposition of, the Notes. Backup withholding (currently, at a rate of 24%) may apply to payments of such amounts unless the holder (a) timely provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN, W-8BEN-E, W-8ECI or other applicable IRS Form W-8 (in the case of a Non-U.S. Holder) or IRS Form W-9 (in the case of a U.S. Holder) and otherwise complies with the applicable requirements of the backup withholding rules or (b) otherwise establishes an exemption. In the case of a Non-U.S. Holder, copies of the information returns reporting such payments and any withholding thereon may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Holders of Notes should consult their own tax advisors as to the applicability to them of these backup withholding and information reporting requirements, their qualification for any exemption from such requirements and the procedures for establishing such exemption.  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be claimed as a refund or a credit against a holder’s United States federal income tax liability, if any, provided the holder timely furnishes the required information to the IRS.

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Foreign Account Tax Compliance Act (FATCA)

The Foreign Account Tax Compliance Act, commonly referred to as “FATCA”, imposes a U.S. federal withholding tax of 30% on certain payments under the subordinated notes to “foreign financial institutions” (as specifically defined under these rules) and certain other Non-U.S. Holders that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. security holders and/or U.S. account holders. The IRS has issued proposed Regulations, upon which taxpayers generally may rely, that exclude gross proceeds received from the sale or other disposition of property, such as the subordinated notes, from the application of the withholding tax imposed under FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all withholding under FATCA. However, even if you are entitled to a refund of any such withholding, the required procedures could be cumbersome and significantly delay your receipt of any amounts withheld. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on an investment in the subordinated notes.

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CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the subordinated notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also, “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition and holding of the subordinated notes or any interest therein by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or any paying agent or any of our or its respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the subordinated notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the subordinated notes, or any interest therein. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code (the “service provider exemption”) may provide an exemption for the purchase and sale of the subordinated notes, provided that (i) the issuer of the subordinated notes is not a party in interest or disqualified person with respect to an investing Plan other than by reason of providing services to the Plan or a relationship to a service provider, (ii) neither the issuer of the subordinated notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the subordinated notes or any interest therein will be deemed to have represented by its purchase and holding of the subordinated notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing or holding the subordinated notes or any interest therein on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the subordinated notes or any interest therein on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential consequences under ERISA and Section 4975 of the Code, and, if applicable, the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the subordinated notes have exclusive responsibility for ensuring that their purchase

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and holding of the subordinated notes or any interest therein do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any subordinated notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a recommendation to make such a purchase or a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

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UNDERWRITING

We have entered into an underwriting agreement, dated               , 2021 (the “Underwriting Agreement”), with the underwriters named below (the “underwriters”), for whom Keefe, Bruyette & Woods, Inc. is acting as representative, with respect to the subordinated notes. Subject to certain conditions, each of the underwriters has agreed to purchase the aggregate principal amount of subordinated notes set forth next to its name in the following table.

Underwriter	Principal Amount of Subordinated Notes
Keefe, Bruyette & Woods, Inc.	$
Loop Capital Markets, LLC	$
Total	$

The obligations of the underwriters under the Underwriting Agreement, including their agreement to purchase the subordinated notes, are several and not joint. The Underwriting Agreement provides that the obligations of the underwriters to purchase the subordinated notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the subordinated notes if any of the subordinated notes are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments, or the Underwriting Agreement may be terminated.

Discount and Expenses

The underwriters have advised us that they propose to offer the subordinated notes offered hereby to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of               % per subordinated note. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of               % per subordinated note to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discount that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the subordinated notes offered hereby):

	Per Subordinated Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds to us, before expenses		%	$

(1)     Plus accrued interest, if any, from the original issue date.

We estimate that our total expenses for this offering, including our reimbursement of the underwriters for their out-of-pocket expenses incurred in connection with this offering, including legal fees and expenses, marketing, syndication and travel expenses, and excluding the underwriting discount, will be approximately $                .. In accordance with FINRA Rule 5110, the underwriters’ reimbursed expenses are deemed underwriting compensation for this offering.

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Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

No Public Trading Markets

There is currently no public trading market for the subordinated notes. In addition, we have not applied and do not intend to apply for listing of the subordinated notes on any national securities exchange or seek their inclusion on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the subordinated notes. However, the underwriters are not obligated to do so and may discontinue any market-making in the subordinated notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the subordinated notes will develop or continue, that you will be able to sell your subordinated notes at a particular time, or that the price that you receive when you sell will be favorable.

No Sale of Similar Securities

We have agreed with the underwriters that, for a period from the date of the underwriting agreement through and including the closing date of the offering, we and our subsidiaries will not, without the prior consent of the underwriters, offer or sell, or enter into any agreement to sell, any debt securities (excluding deposit obligations) of ours or of our subsidiaries, except for the subordinated notes offered hereby.

Stabilization

In connection with this offering of the subordinated notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the subordinated notes in the open market for the purpose of pegging, fixing or maintaining the price of the subordinated notes. Syndicate covering transactions involve purchases of the subordinated notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the subordinated notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue such activities at any time without notice.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the subordinated notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by one or more of the underwriters or their affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by any of the underwriters or their affiliates is not part of this prospectus supplement or our registration statement of which the accompanying prospectus forms a part, has not been approved or endorsed by us or any of the underwriters in their capacity as underwriters and should not be relied on by investors.

Our Relationships with the Underwriters

The underwriters and their affiliates have engaged, or may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

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In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the U.S., no action has been taken by us or any of the underwriters that would permit a public offering of the subordinated notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The subordinated notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the subordinated notes will be made against payment therefor on or about               , 2021, which will be the                business day following the date of pricing of the subordinated notes, or “T+           .” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the subordinated notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the subordinated notes initially settle in T+           , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the subordinated notes who wish to trade the subordinated notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

European Economic Area

In relation to each member state of the EEA, each a Relevant Member State, no offer of the subordinated notes to the public has been or will be made in that Member State, except that offers of the subordinated notes to the public may be made in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation,

•	to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer, or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of subordinated notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of the above provisions, the expression “an offer of subordinated notes to the public” in relation to any subordinated notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe for any subordinated notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

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United Kingdom

This document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will only be engaged with Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

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VALIDITY OF THE SUBORDINATED NOTES

The validity of the subordinated notes offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Squire Patton Boggs (US) LLP.

EXPERTS

The consolidated financial statements of Amalgamated Bank, a wholly owned subsidiary of Amalgamated Financial Corp., and subsidiaries as of December 31, 2020 and for the year ended December 31, 2020 have been incorporated by reference herein in reliance upon the report of Crowe LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of this firm as experts in accounting and auditing.

The consolidated financial statements of Amalgamated Bank and subsidiaries as of December 31, 2019 and for the years ended December 31, 2019 and 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of this firm as experts in accounting and auditing.

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PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities that we describe in this prospectus. The aggregate amount of the securities offered by us under this prospectus will not exceed $200,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. No securities may be sold without delivery of an accompanying prospectus supplement describing the method and terms of the offering of those securities.

Our common stock trades on the Nasdaq Global Market under the symbol “AMAL”.

We may sell the securities to underwriters or dealers, through agents, or directly to investors, or a combination of these methods. We will set forth the names of any underwriters or agents, any applicable commissions, discounts or other compensation thereof, in the applicable prospectus supplement. For more detailed information, see “Plan of Distribution” in this prospectus.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our securities involves risks. See the section “Risk Factors” on page 3 of this prospectus for information on certain risks related to the purchase of our securities. You should, consider the risk factors described in the accompanying prospectus supplement and in the documents that we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

This prospectus is dated October 15, 2021.

TABLE OF CONTENTS

Prospectus

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may issue and sell to the public, either separately or together, any part or all of the securities described in the registration statement, at any time and from time to time, in one or more public offerings, up to an aggregate amount of $200,000,000 of our debt securities, preferred stock, depositary shares, common stock, purchase contracts, units, warrants, or rights consisting of two or more securities. We may also issue common stock or preferred stock upon conversion, exchange or exercise of any of the securities mentioned above. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement, any documents that we incorporate by reference in this prospectus and/or in any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” before making an investment decision.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website mentioned under the heading “Where You Can Find More Information” below.

We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement (or pricing supplement) or a future filing with the SEC incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the initial filing of the registration statement on Form S-3, of which this prospectus is a part, and prior to the effectiveness of the registration statement, and any such filings that we make after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):

•	our Annual Report on Form 10-K for the year ended December 31, 2020;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 2021 and June 30, 2021;

•	our Current Reports on Form 8-K filed on January 14, 2021, February 2, 2021, February 3, 2021, March 1, 2021, March 22, 2021, April 13, 2021, April 14, 2021, April 22, 2021, April 28, 2021, May 11, 2021, May 26, 2021, July 21, 2021, July 29, 2021, August 5, 2021, and September 22, 2021; and

•	The description of our common stock set forth in Exhibit 4.1 to our Current Report on Form 8-K12B filed with the SEC on March 1, 2021, and any amendment or report filed with the SEC for the purposes of updating such description.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Corporate Secretary, Amalgamated Financial Corp., 275 Seventh Avenue, New York, NY 10001. Telephone requests for copies should be directed to our Corporate Secretary at (212) 255-6200.

We maintain an Internet website at www.amalgamatedbank.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

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RISK FACTORS

Investing in the securities involves risk. Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in any of our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and any prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements” below.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus, including information incorporated herein by reference, which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Exchange Act. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. We caution readers that forward-looking statements are estimates reflecting our judgment based on current information, and are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the matters described in the “Risk Factors” of this prospectus and the following:

•	our ability to maintain our reputation;
•	our ability to carry out our business strategy prudently, effectively and profitably;
•	unexpected challenges related to transition in our senior executive officers;
•	our ability to attract customers based on shared values or mission alignment;
•	the impact of the outbreak of the novel coronavirus, or COVID-19, on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act), and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers;
•	impairment of investment securities, goodwill, other intangible assets or deferred tax assets;
•	inaccuracy of the assumptions and estimates we make in establishing our allowance for loan losses and other estimates, including future changes in the allowance for loan losses resulting from the future adoption and implementation of the Current Expected Credit Loss (“CECL”) methodology;
•	our policies with respect to asset quality and loan charge-offs, including future changes in the allowance for loan losses resulting from the anticipated adoption and implementation of CECL;
•	the composition of our loan portfolio and the potential deterioration in the financial condition of borrowers resulting in significant increases in loan losses, provisions for those losses that exceed our current allowance for loan losses and higher loan charge-offs;
•	the availability of and access to capital, and our ability to allocate capital prudently, effectively and profitably;
•	our ability to pay dividends;
•	our ability to achieve organic loan and deposit growth and the composition of such growth;
•	our ability to identify and effectively acquire potential acquisition or merger targets, including our ability to be seen as an acquirer of choice and our ability to obtain regulatory approval for any acquisition or merger and thereafter to successfully integrate any acquisition or merger target;
•	time and effort necessary to resolve nonperforming assets;
•	fluctuations in the values of our assets and liabilities and off-balance sheet exposures;
•	general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values;
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•	the general decline in the real estate and lending markets, particularly in our market areas, including the effects of the enactment of or changes to rent-control and other similar regulations on multi-family housing;
•	changes in the demand for our products and services;
•	other financial institutions having greater financial resources and being able to develop or acquire products that enable them to compete more successfully than we can;
•	restrictions or conditions imposed by our regulators on our operations or the operations of banks we acquire may make it more difficult for us to achieve our goals;
•	legislative or regulatory changes, including changes in tax laws, accounting standards and compliance requirements, whether of general applicability or specific to us and our subsidiaries;
•	the costs, effects and outcomes of litigation, regulatory proceedings, examinations, investigations, or similar matters, or adverse facts and developments related thereto;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors and those vendors performing a service on our behalf;
•	changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;
•	adverse changes in the bond and equity markets;
•	cybersecurity risks, and the vulnerability of our network and online banking portals, and the systems of parties with whom we contract, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches that could adversely affect or disrupt our business and financial performance or reputation;
•	our ability to attract and retain key personnel in light of, among other things, competition for experienced employees and executives in the banking industry;
•	the possibility of earthquakes, wildfires, and other natural disasters affecting the markets in which we operate;
•	war or terrorist activities causing further deterioration in the economy or causing instability in credit markets;
•	economic, governmental or other factors may affect the projected population, residential and commercial growth in the markets in which we operate; and
•	descriptions of assumptions underlying or relating to any of the foregoing.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are incorporated by reference under “Risk Factors” in this prospectus and may be described in any prospectus supplement and in the “Risk Factors” and other sections of the documents that we incorporate by reference into this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those anticipated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

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PROSPECTUS SUMMARY

Under the shelf registration statement of which this prospectus is a part, we may sell up to $200,000,000 of securities, consisting of one or any combination or combinations of securities, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus describes the securities that may be offered. We may offer any of the following securities or any combination of these securities from time to time:

•	common stock;

•	preferred stock;

•	debt securities;

•	depositary shares;

•	warrants;

•	rights;

•	purchase contracts; and

•	units.

This prospectus, including the following summary, describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Common Stock

We may offer shares of our common stock and the applicable prospectus supplement will describe the terms of any such offer.

Preferred Stock

We may offer preferred stock in one or more series. The applicable prospectus supplement will describe for each offer of preferred stock the specific designation of the series offered; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the redemption, liquidation and voting rights, if any; and any other specific terms.

Debt Securities

We may offer several different types of debt securities. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities, the initial public offering price, designation, priority, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (including whether fixed, floating or otherwise), time of payment of any interest, any terms for mandatory or optional redemption and other terms. We will issue senior and subordinated debt under separate indentures to be entered into by and between us and a bank or trust company, or other qualified trustee, that we select to act as trustee. Debt securities may be convertible into shares of our common stock or preferred stock, as described in a prospectus supplement.

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Depositary Shares

We may also offer depositary shares, each of which would represent an interest in a fractional share of preferred stock. We will issue the depositary shares under one or more deposit agreements to be entered into between us and one or more depositaries.

Warrants

We may offer warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities, either independently or together with any other securities. For any particular warrants we offer, the applicable prospectus supplement will describe:

•	the underlying securities;

•	the expiration date;

•	the exercise price or the manner of determining the exercise price;

•	the amount and kind, or the manner of determining the amount and kind, of securities to be delivered upon exercise;

•	the date after which the warrants are separately transferable;

•	any provisions for adjustments in the exercise price or the number of securities issuable upon exercise of the warrants; and

•	any other specific terms.

We may issue the warrants under one or more warrant agreements between us and one or more warrant agents. The warrant agents will act solely as our agents in connection with the warrants and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

Rights

We may offer rights to our existing stockholders to purchase additional shares of our common stock or any series of our preferred stock. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of common stock or preferred stock that may be purchased in connection with each right and the subscription price for the purchase of such common stock or preferred stock. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any shares of our common stock or preferred stock not subscribed for in the rights offering by existing stockholders, which will be described in the applicable prospectus supplement.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

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The purchase contracts may be issued separately or as a part of units with one or more other securities. These contracts, and the holders’ obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or debt securities under the purchase contracts.

Units

We also may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate. Our common stock is listed on The NASDAQ Global Market and trades under the symbol “AMAL”.

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AMALGAMATED FINANCIAL CORP.

We are a bank holding company organized in 2020 and headquartered in New York, New York. We are incorporated in Delaware as a public benefit corporation. We serve as the bank holding company for Amalgamated Bank, which began operations in 1923. Our commercial banking and trust businesses are national in scope and we also offer a full range of products and services to both commercial and retail customers through our branches in our primary geographic markets, which include the metropolitan areas in New York City, Washington, D.C., Boston, and San Francisco. We are a full-service commercial bank offering a broad range of deposit products, trust and investment management services, and lending services. We generate relationship deposits from our values-based commercial clients and consumer customers. We further develop new and existing relationships through our trust, custody, and investment management services, which generate fee income, and we also offer investment, brokerage, asset management, and insurance products to our retail customers through a third-party broker dealer. Because our target customer base has historically had limited credit needs, we generate a significant amount of excess liquidity from these relationships, which we, in turn, deploy through a conservative asset allocation strategy to achieve attractive risk-adjusted returns. Our principal executive offices are located at 275 Seventh Avenue, New York, NY 10001. Our telephone number is (212) 255-6200.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

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USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. General corporate purposes may include repayment of debt or the interest payment thereon, capital expenditures, possible acquisitions, investments, and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We cannot predict whether the proceeds invested will yield a favorable return.

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PLAN OF DISTRIBUTION

We may sell securities offered under this prospectus:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods for sale.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices. For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:

•	the public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the use of proceeds to us from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or re-allowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The underwriters may sell the securities directly or through underwriting syndicates managed by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. Any such underwriter will be identified and any such compensation received from us will be described in the applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933 (the “Securities Act”), which includes sales made directly on The NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

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If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of securities offered under this prospectus, they will generally use their reasonable best efforts to solicit purchases for the period of their appointment. If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We expect that any agreements we may enter into with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contributions with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Sales of securities offered under this prospectus also may be effected by us from time to time in one or more types of transactions (which may, without limitation, include block transactions, special offerings, exchange distributions, secondary distributions, purchases by a broker or dealer, or other direct sales by us to one or more purchasers) on The NASDAQ Global Market or any other national securities exchange or automated trading and quotation system on which our common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of our common stock offered under this prospectus will be listed on The NASDAQ Global Market, subject to notice of issuance.

Each issue of a new series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants and rights will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities offered under this prospectus will make a market in these securities. If a market in any series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants and rights is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities offered under this prospectus through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the applicable prospectus supplement.

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If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, may offer and sell the securities offered under this prospectus as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by or contribution from us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such state securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

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SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the debt securities, the preferred stock, the depositary shares, the common stock, the purchase contracts, the units, the warrants, and the rights that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

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DESCRIPTION OF COMMON STOCK

For purposes of this section, the terms “we,” “our” and “us” refer only to Amalgamated Financial Corp. and not its subsidiaries.

The following description of shares of our common stock, par value $0.01 per share, is a summary only and is subject to, and is qualified by reference to, applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation, and our bylaws, which are incorporated by reference into this prospectus. You should refer to, and read this summary together with, our certificate of incorporation and bylaws to review all of the terms of our common stock.

General

As of the date of this prospectus, our certificate of incorporation provides that we may issue up to 70,000,000 shares of common stock, par value of $0.01 per share. As of September 1, 2021, approximately 31,095,607 shares of our common stock were issued and outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on The NASDAQ Global Market under the symbol “AMAL”.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of our preferred stock.

There is no cumulative voting in the election of directors. The holders of a majority of the votes cast by our common stockholders can elect all of the directors then standing for election by the common stockholders. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of a greater number of affirmative votes under applicable Delaware law or our certificate of incorporation. Our certificate of incorporation provides certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Certificate of Incorporation Provisions.”

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. Our stockholders are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any series of our preferred stock that may then be outstanding.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our stockholders.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is American Stock Transfer & Trust Company, LLC.

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DESCRIPTION OF PREFERRED STOCK

For purposes of this section, the terms “we,” “our” and “us” refer only to Amalgamated Financial Corp. and not to its subsidiaries.

The following outlines the general provisions of the shares of preferred stock, par value $0.01 per share, which we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our certificate of incorporation relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Under our certificate of incorporation, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of the date of this prospectus, no shares of our preferred stock are issued and outstanding.

Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock that we may offer.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our certificate of incorporation.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series

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of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our stockholders. The board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes. See “Anti-Takeover Effects of Certain Certificate of Incorporation Provisions.”

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemption of a series of preferred stock would be made in the manner described in the applicable prospectus supplement relating to that series.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each such series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends.

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These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company’s assets for cash or securities will be considered a liquidation, dissolution or winding up of the Company.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of the Company or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment to our certificate of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

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DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures to be entered into between us and a bank or trust company, or other trustee that is qualified to act under the Trust Indenture Act of 1939, which we select to act as trustee. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures may be modified by one or more supplemental indentures, which we will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the indentures and any supplemental indentures that we file with the SEC in connection with an issuance of any series of debt securities. You should read all of the provisions of the indentures, including the definitions of certain terms, as well as any supplemental indentures that we file with the SEC in connection with the issuance of any series of debt securities. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The specific terms and provisions of a series of debt securities and the extent to which the general terms and provisions may also apply to a particular series of debt securities will be described in the applicable prospectus supplement.

Since we are a holding company, our right, and accordingly, the right of our creditors and stockholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

Unless otherwise described in a prospectus supplement, the following general terms and provisions will apply to the debt securities. The securities will be not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amounts of other indebtedness which we may incur, or the amount of other securities that we may issue. Although the total amount of debt securities we may offer under this prospectus will be limited to $200,000,000 in aggregate principal amount, the indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture. The subordinated debt securities will be subordinated as described below under “Subordination.”

Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

•	the title of the securities;

•	any limit on the aggregate principal amount of the securities;

•	the priority of payments on the securities;

•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities;

•	the date or dates, or the method of determining the dates, on which the securities will mature;

•	the interest rate or rates of the securities, or the method of determining those rates;

•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;

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•	whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid;

•	any terms relating to the conversion of the securities into our common stock or preferred stock or other securities offered hereby, including, without limitation, the time and place at which such securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may applicable;

•	any covenants that may restrict our ability to create, assume or guarantee indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance, that condition or restrict our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person or that otherwise impose restrictions or requirements on us;

•	any sinking fund or similar provisions applicable to the securities;

•	any mandatory or optional redemption provisions applicable to the securities;

•	the denomination or denominations in which securities are authorized to be issued;

•	whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series);

•	information with respect to book-entry procedures;

•	whether any of the securities will be issued as original issue discount securities;

•	each office or agency where securities may be presented for registration of transfer, exchange or conversion;

•	the method of determining the amount of any payments on the securities which are linked to an index;

•	if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency;

•	if other than the trustee, the identity of the registrar and/or paying agent;

•	any defeasance of certain obligations by us pertaining to the series of securities; and

•	any other specific terms of the securities, which terms may modify or delete any provision of the applicable indenture insofar as it applies to the securities offered; provided, that no terms of the indentures may be modified or deleted if they are required under the Trust Indenture Act of 1939 and that any modification or deletion of the rights, duties or immunities of an indenture trustee shall have been consented to in writing by the trustee.

Some of our debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are original issue discount securities, the holders of at least 25% in principal amount of those securities may declare the portion of the

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principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice may be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of securities of that series.

You should refer to the prospectus supplement relating to each series of securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero-coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States. Unless otherwise indicated in the applicable prospectus supplement, the senior debt securities and subordinated debt securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on a security or coupon remains unclaimed at the end of two years after such amount became due and payable, the paying agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.

The designated paying agent in the United States for the securities we are offering is provided in the indentures that are or will be deemed incorporated by reference into this prospectus.

Global Securities

The securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depositary that we will identify in a prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

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Modification and Waiver

Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity date of the security;

•	reduce the principal amount, any rate of interest, or any additional amounts in respect of any security, or reduce the amount of any premium payable upon the redemption of any security;

•	change the time or place of payment, currency or currencies in which any security or any premium or interest thereon is payable;

•	impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any security, or in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of securities required to consent to any modification, amendment or waiver under the indenture;

•	modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture;

•	adversely affect any rights of conversion;

•	in the case of the subordinated indenture, alter the provisions regarding subordination of the subordinated debt securities in any way that would be adverse to the holders of those securities;

•	reduce the principal amount of original issue discount securities which could be declared due and payable upon an acceleration of their maturity; or

•	change our obligation to pay any additional amounts.

The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended, without the consent of each affected holder.

With the trustee, we may modify and amend any indenture without the consent of any holder for any of the following purposes:

•	to name a successor entity to us;

•	to add to our covenants for the benefit of the holders of all or any series of securities;

•	to add to the events of default;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities, as set forth in the applicable indenture;

•	to establish the form or terms of securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee;

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•	to make provision for the conversion rights of the holders of the securities in certain events;

•	to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders;

•	to modify, eliminate or add to the provisions of any indenture to conform our or the trustee’s obligations under the applicable indenture to the Trust Indenture Act; or

•	to make any other changes that apply only to debt securities to be issued thereafter.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under any indenture:

•	In the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation.

•	Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the trustee with written notice of a continuing event of default regarding the holder’s series of securities;

•	the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy;

•	the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

•	the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series.

However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the date expressed in such security and to institute suit for the enforcement of any such payment. We are required to file annually with the trustee a certificate of no default, or specifying any default that exists.

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Transactions with the Trustee

We and our subsidiaries may maintain deposit accounts and conduct various banking and other transactions with an indenture trustee. The trustee and its subsidiaries may maintain deposit accounts and conduct various banking transactions with us and our subsidiaries.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

The following will be events of default under the senior indenture with respect to the senior debt securities of a series:

•	failure to pay any interest or any additional amounts on any senior debt security of that series when due, and continuance of such default for 30 days;

•	failure to pay principal of, or any premium on, any senior debt security of that series when due;

•	failure to deposit any sinking fund payment for a senior debt security of that series when due;

•	failure to perform any of our other covenants or warranties in the senior indenture or senior debt securities (other than a covenant or warranty included in that indenture solely for the benefit of a different series of senior debt securities), which has continued for 90 days after written notice as provided in the senior indenture;

•	acceleration of indebtedness in a principal amount specified in a supplemental indenture for money borrowed by us under the senior indenture, and the acceleration is not annulled, or the indebtedness is not discharged, within a specified period after written notice is given according to the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization of us or Amalgamated Bank; and

•	any other event of default regarding that series of senior debt securities.

Unless otherwise described in the prospectus supplement applicable to a particular series of subordinated debt securities, events of default under the subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or Amalgamated Bank.

There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the applicable indenture. In the event of a default in the payment of interest or principal, the holders of senior debt will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security (or the trustee under the applicable indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Subordination

The senior debt securities will be unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated debt, if any.

The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior debt, as more fully described in the applicable prospectus supplement.

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If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the subordinated debt securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;

•	any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;

•	any of our subordinated debt security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or

•	any default with respect to senior debt which permits its holders to accelerate the maturity of the senior debt has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

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DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the general provisions of the depositary shares representing a fraction of a share of preferred stock of a specific series, or “depositary shares,” and depositary receipts (as defined below) that we may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below apply or not to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

We may offer depositary shares evidenced by receipts for such depositary shares, which we sometimes refer to as “depositary receipts.” Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary, and which may be the same institution that serves as an indenture trustee. The depositary must have its principal office in the United States and have combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares. We may issue depositary receipts in temporary, definitive or book-entry form.

Withdrawal of Preferred Stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

Holders of depositary shares of any series will receive their pro rata share of cash dividends or other cash distributions received by the depositary on the preferred stock of that series held by it. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders.

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Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably or by such other equitable method as we and the depositary may determine.

Upon and after the redemption of shares of the underlying series of preferred stock, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting Rights

Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will attempt, as far as practical, to vote the shares as instructed by the holder. We will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts on the depositary shares.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of applicable fees and taxes, if any, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

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Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed and all amounts payable upon redemption have been paid;

•	each share of preferred stock held by the depositary has been converted into or exchanged for common stock, other preferred stock or other securities; or

•	a final distribution in respect of the preferred stock held by the depositary has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole and fractional shares of the series of preferred stock underlying that holder’s depositary receipts, provided that, at our election we may pay cash in lieu of fractional shares of preferred stock that may be issuable.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges in connection with the establishment of the depositary arrangements. We will pay all charges and fees of the depositary for the initial deposit of the preferred stock, the depositary’s services and redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and the charges that are provided in the deposit agreement to be for the holder’s account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	We and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	We and the depositary will not be liable if either is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	We and the depositary will not be liable if either exercises discretion permitted under the deposit agreement;

•	We and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on behalf of the holders of depositary receipts or any other party, unless we and the depositary are provided with satisfactory indemnity; and

•	We and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

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In the deposit agreement, we will agree to indemnify the depositary under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Such resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

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DESCRIPTION OF WARRANTS

For purposes of this section, the terms “we,” “our” and “us” refer only to Amalgamated Financial Corp. and not to its subsidiaries.

General

We may issue warrants in one or more series to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with the issuance of any warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

•	the title of the warrants;

•	the total number of warrants to be issued;

•	the consideration for which we will issue the warrants, including the applicable currency or currencies;

•	anti-dilution provisions to adjust the number of shares of our common stock or other securities to be delivered upon exercise of the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the procedures and conditions relating to the exercise of the warrants;

•	whether the warrants will be in registered or bearer form;

•	information with respect to book-entry registration and transfer procedures, if any;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	the date on and after which the warrants and securities issued with the warrants will be separately transferable;

•	a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

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Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock, preferred stock or depositary shares will not have any rights of holders of the common stock, preferred stock or depositary shares purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

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DESCRIPTION OF RIGHTS

For purpose of this section, the terms “we”, “our”, “our” and “us” refer only to Amalgamated Financial Corp. and not to its subsidiaries.

The following briefly summarizes the general provisions of rights that we may offer to purchase additional shares of our common stock or any series of preferred stock, which we may issue. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the rights, which we will file with the SEC in connection with an issuance of rights to holders of our common stock or any series of our preferred stock. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement. Although we may issue rights, in our sole discretion, we have no obligation to do so.

General

We may distribute rights, which may or may not be transferable, to the holders of our common stock or any series of our preferred stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock for every share of our common stock or a series of preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. Unless otherwise provided in an applicable prospectus supplement, no fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock or a series of preferred stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

Exercise Price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions. The subscription price may or may not reflect the actual or long-term fair value of the common stock or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

The applicable prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

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We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as stockholders with respect to the shares of common stock or preferred stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such shares of common stock or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory Limitations

We will not be required to issue any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

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DESCRIPTION OF PURCHASE CONTRACTS

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

The purchase contracts may be issued separately or as a part of units consisting of a purchase contract, debt securities and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the purchase contracts.

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DESCRIPTION OF UNITS

We also may offer two or more of the securities described in this prospectus in the form of a “unit”, including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

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ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS

The provisions of our certificate of incorporation and bylaws and the DGCL summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of management more difficult.

Authorized but Unissued Stock. Upon the affirmative vote of at least a majority of the entire board of directors, the authorized but unissued shares of common stock and “blank check” preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company’s management.

Number of Directors and Vacancies. Our bylaws provide that the number of directors shall be fixed from time to time by resolution of at least a majority of the total number of directors we would have if there were no vacancies then in office, but there may not be fewer than seven nor more than 21 directors. Our bylaws provide that all vacancies on the board of directors, including newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the remaining directors for the unexpired term.

Ability to Call a Special Meeting. Special meetings of our stockholders may be called only (i) by a majority of the board of directors, the chair of the board of directors, any vice chair of the board of directors, the president or the chief executive officer; or (ii) by the secretary, following written demand to call a special meeting of the stockholders from stockholders of record who own at least two-thirds of all of the outstanding shares of our common stock then entitled to vote on the matter or matters to be brought before the proposed special meeting. Any such stockholder demand must also be in the form set forth in, and contain the information required by, our bylaws.

Stockholder Proposals. For any director nominations or any other business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice to our secretary (i) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; or (ii) with respect to any other annual meeting of stockholders, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (A) the 90th day prior to the annual meeting and (B) the close of business on the 10th day following the first date of public disclosure of the date of such meeting. In the case of a special meeting, the stockholder’s notice must be delivered to our secretary not earlier than the close of business on the 120th day prior to the date of the special meeting and not later than the close of business on the later of (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting. Any such stockholder’s notice must also be in the form set forth in, and contain the information required by, our bylaws.

Business Combinations under Delaware Law. We have not opted out of Section 203 of the DGCL in our Certificate of Incorporation. Under Section 203 of the DGCL, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an “interested stockholder” generally includes current and certain former holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

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VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities will be passed upon for us by our counsel, Nelson Mullins Riley & Scarborough LLP. Any underwriters will be represented by their own legal counsel.

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EXPERTS

The consolidated financial statements of Amalgamated Bank, a wholly owned subsidiary of Amalgamated Financial Corp., and subsidiaries as of December 31, 2020 and for the year ended December 31, 2020 have been incorporated by reference herein in reliance upon the report of Crowe LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of this firm as experts in accounting and auditing.

The consolidated financial statements of Amalgamated Bank and subsidiaries as of December 31, 2019, and for the years ended December 31, 2019 and 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of this firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov or on our website at www.amalgamatedbank.com under the “Investor Relations” tab. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

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$

% Fixed-to-Floating Rate Subordinated Notes Due 2031

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Co-Manager

Loop Capital Markets

, 2021